Exhibit 10.6

LEASE

Lessor

23 MAIN STREET HOLMDEL ASSOCIATES LLC

to:

VONAGE USA INC.

Lessee

Building:

23 Main Street
Holmdel, New Jersey

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32.	QUIET ENJOYMENT:	45
33.	INDEMNITY:	45
34.	ARTICLE HEADINGS:	45
35.	APPLICABILITY TO HEIRS AND ASSIGNS:	46
36.	PARKING:	46
37.	LESSOR’S LIABILITY FOR LOSS OF PROPERTY:	46
38.	PARTIAL INVALIDITY:	46
39.	LESSEE’S BROKER:	46
40.	PERSONAL LIABILITY:	47
41.	NO OPTION:	47
42.	DEFINITIONS:	47
43.	LEASE COMMENCEMENT:	48
44.	NOTICES:	48
45.	ACCORD AND SATISFACTION:	49
46.	EFFECT OF WAIVERS:	49
47.	LEASE CONDITION:	49
48.	MORTGAGEE’S NOTICE AND OPPORTUNITY TO CURE:	49
49.	LESSOR’S RESERVED RIGHT: [INTENTIONALLY OMITTED]	50
50.	CORPORATE AUTHORITY:	50
51.	LESSEE’S EXPANSION/RELOCATION:	50
52.	MISCELLANEOUS:	50
53.	PURCHASE CONTINGENCY:	52
54.	RENEWAL OPTION:	52
55.	SIGNAGE:	55
56.	GENERATOR:	55

ii

LEASE, is made the 24th day of March, 2005 between 23 MAIN STREET HOLMDEL ASSOCIATES LLC (“Lessor”) whose address is c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 and VONAGE USA INC. whose address is 2147 Route 27, Edison, New Jersey 08817.

PREAMBLE

BASIC LEASE PROVISIONS AND DEFINITIONS

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have only the meanings set forth in this section, unless such meanings are expressly modified, limited or expanded elsewhere herein.

1.                                       ADDITIONAL RENT shall mean all sums payable by Lessee hereunder in addition to Fixed Basic Rent payable by Lessee to Lessor pursuant to the provisions of the Lease.

2.                                       BUILDING shall mean 23 Main Street, Holmdel, New Jersey.

3.                                       COMMENCEMENT DATE is the day after the day that Lessor shall close on the purchase of the Premises.  The ADDITIONAL PREMISES COMMENCEMENT DATE shall be the later of (i) the date Lessor makes the Additional Premises available to Lessee and (ii) one (1) year anniversary of the Commencement Date.

4.                                       DEMISED PREMISES OR PREMISES shall be deemed to be 350,000 gross rentable square feet constituting the entire Building, and deemed to be consisting of 262,500 gross rentable square feet of the Building (“Initial Premises”) and 87,500 gross rentable square feet of the Building (“Additional Premises”) shown on Exhibit A attached hereto and made a party hereof, together with the Property (as defined herein).  The Demised Premises shall not be deemed to include the Additional Premises until the Additional Premises Commencement Date.  Prior to the Additional Premises Commencement Date, Lessee shall permit the occupants of the Additional Premises to utilize four (4) parking spaces for each 1,000 gross rentable square foot of the Additional Premises in the Building without charge.  Thereafter, the Demised Premises shall include all parking areas and spaces at the Property.

5.                                       EXHIBITS shall be the following, attached to this Lease and incorporated herein and made a part hereof.

Rent Rider
Exhibit A	Location of Premises
Exhibit A-1	Property
Exhibit B	Rules and Regulations
Exhibit C	Lessee’s Work
Exhibit D	Permitted Encumbrances
Exhibit E	Commencement Date Agreement
Exhibit F	Letter of Credit Form

6.                                       EXPIRATION DATE shall be midnight on the day before the twelfth (12th) anniversary of the Rent Commencement Date plus the number of days, if any, to have the lease expire on the end of a calendar month, unless extended or modified pursuant to any option contained herein.

7.                                       FIXED BASIC RENT shall be calculated in accordance with the Rent Rider attached hereto and made a part hereof and shall include Lessor’s good faith estimated budget of anticipated hard and soft costs associated with the purchase and lease of the Building and Property.  Notwithstanding the estimated budget set forth on the Rent Rider, the Fixed Basic Rent will be calculated using Lessor’s actual costs for the categories set forth on the budget.  Lessee shall have no obligation to pay Fixed Basic Rent and Additional Rent pursuant to Article 23 hereof applicable to the Initial Premises until the fifth (5th) month anniversary of the Commencement Date (the “Rent Commencement Date”) as more fully set forth on the Rent Rider.  Lessee shall have no obligation to pay Fixed Basic Rent and Additional Rent pursuant to Article 23 hereof applicable to the Additional Premises until the fifth (5th) month anniversary of the Additional Premises Commencement Date (the “Additional Premises Rent Commencement Date”) as more fully set forth on the Rent Rider.  Upon final determination of the Fixed Basic Rent, Lessor shall deliver to Lessee a statement of Lessor’s calculation of the Fixed Basic Rent certified by Lessor as true and correct.  Lessee shall be responsible for the payment of all utilities applicable to the Premises on the Commencement Date with respect to both the Initial Premises and Additional Premises.

8.                                       LESSEE’S BROKER shall mean Grubb & Ellis Company.

9.                                       LESSEE’S PERCENTAGE shall be 75% for the period commencing on the Commencement Date through and including the day prior to the Additional Premises Commencement Date and 100% for the period commencing on the Additional Premises Commencement Date through and including the Expiration Date.

10.                                 PARKING SPACES shall mean a total of four (4) unassigned spaces for each 1,000 gross rentable square feet of the Premises.

11.                                 PERMITTED USE shall be general office use and such ancillary uses as are incidental thereto, including, but not limited to, data center, cafeteria, child day care, fitness center, product assembly and packaging (“Permitted Uses”) and such other uses consented to by Lessor (which consent Lessor shall not unreasonably withhold, condition or delay) and as may be permitted by applicable zoning laws, rules, regulations and ordinances.  Subject to the Permitted Uses, Lessor shall be permitted to restrict Lessee from using the Premises for uses other than the Permitted Uses, if, in Lessor’s reasonable judgment, such uses would impair (i) the value of the Premises, (ii) the physical integrity of the Building or (iii) the reputation of the Building, Lessor or any affiliate of Lessor.

12.                                 PROPERTY shall be as shown on Exhibit A-1.

13.                                 SECURITY DEPOSIT shall be SEVEN MILLION AND 00/100 DOLLARS ($7,000,000.00).

Lessee shall deliver to Lessor an irrevocable negotiable letter of credit issued by and drawn upon such commercial bank selected by Lessee and acceptable to Lessor (at its sole discretion) (JP Morgan Chase Bank shall be deemed acceptable to Lessor) and in form and content acceptable to Lessor (also at its sole discretion) (the form attached hereto as Exhibit F shall be deemed acceptable to Lessor) for the account of Lessor, in the sum of SEVEN MILLION AND 00/100 DOLLARS ($7,000,000.00).  Said letter of credit shall be for a term of not less than one (1) year and shall be automatically renewed by the bank (without notice from Lessor) (i.e. an “evergreen” letter of credit), until Lessor shall be required to return the security to Lessee pursuant to the terms of this Lease but in no event earlier than thirty (30) days after the Expiration Date, and any renewed letter of credit shall be delivered to Lessor no later than thirty (30) days prior to the expiration of the letter of credit then held by Lessor.  If any portion of the security deposit shall be utilized by Lessor in the manner permitted by this Lease, Lessee shall, within ten (10) business days after written request by Lessor, replenish the security account by depositing with Lessor, in cash or by letter of credit, an amount equal to that utilized by Lessor.  Failure of Lessee to comply with the provisions of this Article in all material respects shall constitute a material breach of this Lease and Lessor shall be entitled to present the letter of credit then held by it for payment (without notice to Lessee).  If the cash security is converted into a letter of credit, the provisions with respect to letters of credit shall apply (with the necessary changes in points of detail) to such letter of credit deposit.  In the event of a bank failure or insolvency affecting the letter of credit, Lessee shall replace same within twenty (20) days after being requested in writing to do so by Lessor.

Provided that this Lease is in full force and effect, Lessee has complied with each of its obligations under this Lease in all material respects and Lessee has not been in default under this Lease beyond applicable notice and cure periods at any time during the immediately preceding twelve (12) month period, then commencing on the fifth (5th) year anniversary of the Rent Commencement Date and on each annual anniversary of the Rent Commencement Date thereafter (each such date being a “Reduction Date”), the security deposit shall be reduced by ONE MILLION AND 00/100 DOLLARS ($1,000,000.00).

Provided that (i) this Lease is in full force and effect, (ii) Lessee has complied with each of its obligations under this Lease in all material respects, (iii) Lessee has a net worth of at least FIVE HUNDRED MILLION AND 00/100 DOLLARS ($500,000,000.00) and (iv) a credit rating of at least BBB with a positive outlook (or an equivalent shadow rating), then Lessor shall return the entire Security Deposit required hereunder promptly after the written request of Lessee and no Security Deposit shall be required under this Lease.

Any monetary default by Lessee under this Lease beyond applicable notice and grace periods shall be deemed a failure by Lessee to comply with its obligations under this Lease in a material respect.

14.                                 TENANT’S North American Industry Classification (“NAICS”) Number is _____.

15.                                 TERM shall mean the period commencing on the Commencement Date and ending on the Expiration Date, unless extended pursuant to any option contained herein.

— END OP PREAMBLE —

W I T N E S S E T H

For and in consideration of the covenants herein contained, and upon the terms and conditions herein set forth, Lessor and Lessee agree as follows:

1.                                       DESCRIPTION:

Lessor hereby leases to Lessee, and Lessee hereby hires from Lessor, the Premises as defined in the Preamble as shown on the plan or plans, initialed by the parties hereto, marked Exhibit A attached hereto and made part of this Lease in the Building as defined in the Preamble (hereinafter called the “Building”), and that certain parcel of land (hereinafter called “Property”) as described on Exhibit A-1 attached hereto and made part of this Lease, together, with the nonexclusive right to use the Common Areas with Lessor and other lessees, subject however, to the Permitted Encumbrances set forth in Exhibit D hereto.

2.                                       TERM:

The Premises are leased for a term to commence on the Commencement Date, and to end at 12:00 midnight on the Expiration Date, all as defined in the Preamble.

3.                                       FIXED BASIC RENT:

The Lessee shall pay to the Lessor during the Term commencing on the Rent Commencement Date or Additional Premises Rent Commencement Date, as the case may be, the Fixed Basic Rent as defined in the Preamble (hereinafter called “Fixed Basic Rent”) payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Fixed Basic Rent shall accrue at the rate set forth in the Rent Rider attached hereto and made a part hereof and shall be payable, in advance, on the first day of each calendar month during the Term at the Monthly Installments as defined in the Preamble, except that a proportionately lesser sum may be paid for the first month of the Term of this Lease if the Term commences on a day other than the first day of the month, in accordance with the provisions of this Lease herein set forth.  Lessor acknowledges receipt from Lessee of the first monthly installment by check, subject to collection, for Fixed Basic Rent for the first month of the Lease Term.  Lessee shall pay Fixed Basic Rent, and any Additional Rent as hereinafter provided, to Lessor at Lessor’s above stated address, or at such other place as Lessor may designate in writing, without demand and without counterclaim, deduction or set off.

4.                                       USE AND OCCUPANCY:

The Lessee shall use and occupy the Premises for the Permitted Uses.  Such Permitted Uses shall not permit or cause any effluent, pollution or other condition that is by law, noxious or offensive.  Lessor represents and warrants that use of the Premises for general office purposes is consistent with the Certificate of Use and Occupancy to be issued by the local public authority.  It being a reasonable consideration of this Lease, that the use of the Premises shall be limited, to those uses as otherwise hereinbefore specified, and

Lessee may not use the Premises for manufacturing.  Lessee shall not operate the Building in a manner that compromises the physical integrity of the Building or the Building Systems beyond normal wear and tear or the uses contemplated herein.  The Lessee shall not use or occupy or permit the Premises to be used or occupied, nor do or permit anything to be done in or on the Building Area, in a manner which will in any way violate any certificate of occupancy affecting the Premises unless Lessee shall, at its own cost and expense, obtain such amendments to the existing certificate of occupancy or as required to permit such other use.

In addition to the foregoing, Lessee shall have the exclusive right to utilize the helipad located at the Property, provided that such use is in accordance with all laws and requirements of governmental authorities.  Lessee shall obtain, at its sole cost and expense, any governmental permits and approvals required in connection with the use of the helipad.  Lessor shall cooperate with Lessee in Lessee’s efforts to obtain such permits and approvals, provided that Lessor shall have no obligation to expend any monies in connection therewith.  Lessor shall provide the maintenance of the helipad at Lessee’s sole cost and expense so long as Lessee elects to continue use of the helipad.

5.                                       CARE AND REPAIR OF PREMISES/ENVIRONMENTAL COMPLIANCE:

(a)                                  Lessee acknowledges and agrees that this is a net lease that is completely carefree to Lessor, except as expressly set out in this Lease; that Lessor is not responsible during the Term for any costs, charges, expenses, and outlays of any nature whatsoever arising from or relating to the Premises, Building or Property, or the use and occupancy thereof, or the contents thereof, or the business carried on therein; and Lessee shall pay all costs, charges, expenses and outlays of every nature and kind relating to the Premises except as expressly set out in this Lease.  Lessee shall pay Lessee’s Percentage of the Operating Costs relating to the Premises except as expressly set out in this Lease.  Lessee shall take good care of the Premises and shall not do or suffer any waste thereon.  Subject to Paragraph 4 of the Preamble, Lessee shall pay Lessor the cost of all repairs to the Premises, Building and Property of every kind and nature, ordinary as well as extraordinary, structural as well as non-structural, foreseen as well as unforeseen, whether necessitated by legal requirements, wear, tear, obsolescence or defects, latent or otherwise, necessary to keep the Property, Building and Premises in good order and condition as a first-class property.  Lessee shall keep all portions of the Premises, including without limitation, the fixtures and equipment thereof and the bathrooms and the lavatory facilities contained therein in good working order and in a clean and orderly condition.  Lessor, at Lessee’s sole cost and expense, shall also be required to repair and maintain the Building’s utility and mechanical systems, including the plumbing, electrical and heating, ventilation and air conditioning systems.  Lessee, at its sole cost and expense, shall maintain and repair, if necessary, the data center located within the Premises.

Notwithstanding anything contained herein to the contrary, Lessor shall make all repairs to the structure of the Building (which for purposes hereof, shall mean the footings, foundations, structural parts of the exterior walls (excluding windows and glass) facade and structural steel of the Building).  To the extent that the costs of such structural repairs are capitalized in accordance with generally accepted accounting principles, the cost shall be borne by Lessor; otherwise, the costs of such repairs shall be included in Operating Costs pursuant to Article 23 hereof.

To the extent that the cost of any repairs by Lessor to the heating, ventilation and air conditioning system are capitalized in accordance with generally accepted accounting principles, such costs shall be amortized over the lesser of (1) ten (10) years or (2) the useful life of the repair, and the cost shall be included in Operating Costs in each Lease Year for such portion of the amortization period which occurs during the Term.  The cost of any repairs to the heating, ventilation and air conditioning system that are not capitalized in accordance with generally accepted accounting principles shall be included in Operating Costs for the year incurred.

Lessor shall make all repairs to the roof of the Building.  The cost of roof repairs shall be included in Operating Costs pursuant to Article 23 hereof; provided, however, that if such costs are capitalized in accordance with generally accepted accounting principles, the following paragraph shall apply.  Any roof replacement shall be deemed a capital expenditure and shall be capitalized in accordance with generally accepted accounting principles.

All costs (other than structural repair costs (which are the sole responsibility of Lessor if such costs are capitalized in accordance with generally accepted accounting principles), HVAC repair costs and Lessee’s Legal Compliance Waste Water Treatment Costs, as defined herein), including those required by laws and requirements of any governmental or quasi-governmental authority (except as set forth herein), that are capitalized in accordance with generally accepted accounting principles shall be included in Operating Costs for the year incurred; provided, however, if such capital expenditures for any one calendar year exceeds $175,000.00, then (i) Lessee shall pay Lessor the initial $175,000.00 of such capital expenditures in the year incurred and (ii) the balance in subsequent year(s), provided that the sum of all costs for capital repairs for which Lessee shall be responsible hereunder shall not exceed $175,000.00 in any Lease Year.  Notwithstanding the foregoing, Lessee’s share of the cost of capital expenditures with respect to the roof only shall not exceed in the aggregate $350,000.00.

Notwithstanding the foregoing, if the waste water treatment system requires a modification, alteration, repair or replacement to comply with any change in any law or requirement of governmental or quasi-governmental authority, then the cost of such modification, alteration, repair or replacement shall be shared by Lessor and Lessee as follows:  Lessor shall bear sixty-six and 67/100 percent (66.67%) of the cost and Lessee shall bear thirty-three and 33/100 percent (33.33%) of the cost.  In any event, Lessee’s share of such cost shall not exceed in the aggregate One Hundred Thousand and 00/100 Dollars ($100,000.00).  The costs of any modifications, alterations, repairs or replacements to the waste water treatment system, other than to comply with a change in any law or requirement of governmental or quasi-governmental authority shall be subject to the other provisions of this Article 5 (i.e., if not capitalized in accordance with generally accepted accounting principles, the cost would be included in Operating Costs in the year incurred and if capitalized in accordance with generally accepted accounting principles, it would be governed by the immediately preceding paragraph).

Notwithstanding the foregoing, Lessee shall have no obligation to pay any capital costs arising during the last year of the Term; provided, however, that any capital costs incurred by Lessor during the Term (i) to comply with any law or requirement of any governmental or quasi-governmental authority necessitated by Lessee’s use (other than ordinary office use) or particular manner of use or (ii) by reason of Lessee’s use of the Premises (other than the Permitted Uses) or Lessee’s particular manner of use of the Premises or (iii) resulting from Lessee’s negligence or willful misconduct shall be entirely borne by Lessee in the year incurred without any amortization and without being subject to any cap or included in any capital expenditures subject to a cap.  The term “repairs” shall include replacements, restorations, and/or renewals when necessary.  All repairs made by Lessor shall be substantially equal in quality and workmanship to the original work.  Except as specifically set forth herein, in no event shall Lessor have any obligation to make any repairs, replacements or alterations to the Property, Building or Premises at Lessor’s expense, it being the intention of the parties hereto that Lessee assume the actual and reasonable cost of all of the repair and maintenance obligations therein.

All payments by Lessee under this Section 5(a) shall be made within thirty (30) days after Lessee’s receipt of an invoice therefor.  Any capital expenditures that are payable by Lessee hereunder over a period of more than one (1) year shall include interest at the annual rate of two (2) percentage points above the prime rate at the time of expenditure of JP Morgan Chase Bank (or its successor) but in no event to exceed ten percent (10%) per annum (“Interest Rate”).  This interest factor shall be in addition to any annual or lifetime cap on capital expenditure payments for which Lessee is responsible hereunder.

ENVIRONMENTAL

(b)                                 Compliance with Environmental Laws.  Lessee shall, at Lessee’s own expense, promptly comply with each and every federal, state, county and municipal environmental law, ordinance, rule, regulation, order, directive and requirement, now or hereafter existing (“Environmental Laws”), applicable to Lessee or Lessee’s operations at the Premises.  In no event shall Lessee have any obligation to remediate any environmental condition other than that which directly relates to Lessee’s acts or omissions during the Term of this Lease.  In addition, Lessee shall not be responsible for any environmental conditions unless resulting from the acts or omissions of Lessee or its agents.  Lessee shall not release, discharge or dispose of, or permit, or suffer any release, discharge or disposal of any Hazardous Material at the Premises in violation of any Environmental Law.

Lessee shall not permit or suffer the manufacture, generation, storage, transmission or presence of any Hazardous Material over or upon the Premises in violation of any Environmental Law.  “Hazardous Material” shall mean (i) Any hazardous, toxic or dangerous waste, substance or material defined as such in (or for the purpose of) CERCLA, SARA, RCRA, or any other Environmental Law as now or at any time hereafter in effect; (ii) any other waste, substance or material that exhibits any of the characteristics enumerated in 40 C.F.R. §§ 261.20 through 261.24, inclusive, and those extremely hazardous substances listed under Section 902 of SARA that are present in threshold planning or reportable quantities as defined under SARA and toxic or hazardous chemical substances that are present in quantities that exceed exposure standards as those terms are defined under Section 6 and 8 of OSHA and 29 C.F.R. Part 1910; (iii) any asbestos or asbestos containing substances whether or not the same are defined as hazardous, toxic, dangerous waste, a dangerous substance or dangerous material in any Environmental Law; (iv) “Red Label” flammable materials; (v) all laboratory waste and by-products; and (vi) all biohazardous materials.”

Lessee shall:  (i) promptly, upon learning thereof, notify Lessor of any violation of, or non-compliance with, potential violation of or non-compliance with, or liability or potential liability under, any Environmental Law concerning the Premises, (ii) promptly make (and deliver to Lessor copies of) all reports or notices that Lessee is required to make under any Environmental Law concerning the Premises and maintain in current status all permits and licenses required under any Environmental Law concerning the Premises, (iii) immediately comply with any orders, actions or demands of any Governmental Authority (as herein defined) with respect to the discharge, clean-up or removal of Hazardous Materials at or from the Demised Premises due to a breach of a covenant set forth in Section 5(b) above, (iv) pay when due the cost of removal of, treatment of, or the taking of remedial action with respect to, any Hazardous Material on the Premises which is required by an Environmental Law due to a breach of a covenant set forth in Section 5(b), (v) keep the Premises free of any lien imposed pursuant to any Environmental Law in respect of a breach of a covenant set forth in Section 5(b), (vi) from time to time, upon the request of Lessor, execute such affidavits, certificates and statements concerning Lessee’s knowledge and belief concerning the presence of Hazardous Materials on the Premises and (vii) otherwise comply with all Environmental Laws concerning the Premises.  In no event shall any of Lessee’s remedial action relating to subsections (iii), (iv) or (v) above, involve engineering or institutional controls, a groundwater classification exception area or well restriction area and Lessee’s remedial action shall meet the standard remediation standards for soil, surface water, groundwater and drinking water for commercial office establishments.  Promptly upon completion of all required investigatory and remedial activities, Lessee shall, at Lessee’s own expense, to Lessor’s satisfaction, restore the affected areas of the Premises, the Building or the Property, as the case may be, from any damage or condition caused by the investigatory or remedial work.

(c)                                  Lessor Audit.  Lessee shall permit Lessor and its representatives access to the Premises, from time to time, to conduct an environmental assessment, investigation and sampling.  The cost of such assessment, investigation or sampling shall be borne by Lessor, unless such assessment indicates the existence of environmental contamination in violation of Environmental Laws and such contamination is the result of Lessee or, Lessee’s, agents, employees, contractors, assignees, subtenants, licensees and invitees acts or omissions, in which event, Lessee shall bear the cost of such environmental investigation.

6.                                       ALTERATIONS, ADDITIONS OR IMPROVEMENTS:

(a)                                  Lessee shall have no right to make any structural alteration, change, additions or improvement (a “Structural Alteration”), to the Premises or any appurtenances thereto without the prior written consent of Lessor in each instance, which consent shall not be unreasonably withheld or delayed (and if no response is given by Lessor within ten (10) business days after Lessor’s receipt of Lessee’s request, together with all applicable documentation, e.g., plans and specifications, same shall be deemed given).  Lessee shall, however, be permitted to make any non-structural changes to the Premises without the consent of Lessor, provided that (i) Lessee shall have given Lessor prior written notice of such change in the event of a change costing $50,000.00 per annum or more; (ii) the change and the work necessary to complete the change will not adversely affect operation of the Building Systems or the exterior or structure of the Building; and (iii) Lessee has satisfied all other applicable terms, covenants and conditions set forth in Lessee’s Alterations in EXHIBIT “C” hereto.  If the conditions set forth in clauses (i), (ii) and (iii) are not satisfied, then Lessor’s consent shall be required, which consent shall not be unreasonably withheld or delayed.  “Building Systems” shall be deemed to include the Building structure, and any life safety system (sprinkler, alarm), plumbing system associated with water and sewer mains and those servicing the common areas, electrical systems associated with the main Building supply and those servicing the common areas or the other Building System components, heating, ventilation and air conditioning systems or its components, excluding supplemental HVAC units installed by Lessee.  Lessee may install interior stairs within the Premises, provided that Lessee otherwise complies with the provisions of this Article 6.  At the end of the Term, Lessor, at its option, may require Lessee to remove the stairs and repair any damage caused by the installation or removal of such stairs.

If Lessor shall grant its consent to the making of a Structural Alteration, then the same shall (i) be performed at the sole cost and expense of Lessee, (ii) be performed in a good and workmanlike manner, and in compliance with all applicable legal requirements (including existing zoning requirements), insurance requirements and Environmental Laws, (iii) be consistent with the Permitted Use, (iv) not in any way render the Premises other than a complete, self containing operating unit, (v) be performed in accordance with plans and specifications approved prior to the commencement of any work by the appropriate Governmental Authorities and by Lessor, which consent shall not be unreasonably withheld or delayed (and if no response is given by Lessor within ten (10) business days after Lessor’s receipt of Lessee’s request, together with all applicable documentation, e.g., plans and specifications, same shall be deemed given), and (vi) be performed under the supervision of a licensed architect approved by Lessor and in accordance with Exhibit C, as may be amended from time to time.

(b)                                 (1)                                  Any and all Structural Alterations made in accordance with the foregoing paragraph shall immediately become the property of Lessor.

(2)                                  Any and all contractors to be involved in performing work shall be selected by Lessee and approved by Lessor, which approval shall not be unreasonably withheld or delayed (and if no response is given by Lessor within ten (10) days, same shall be deemed given).

(3)                                  In the event of any Structural Alteration as provided for in this Section, the Rent payable hereunder shall not be reduced or abated in any manner whatsoever.

(4)                                  No Structural Alterations shall involve the removal of any fixtures, equipment or other property in the Premises which are not Lessee’s property, unless Lessor’s prior written consent is first obtained and unless such fixtures, equipment or other property shall be promptly replaced, at Lessee’s expense and free of superior title, liens and claims, with fixtures, equipment or other property (as the case may be) of like utility and at least equal value (which replaced fixtures, equipment or other property shall thereupon become the property of Lessor), unless Lessor shall otherwise expressly consent in writing.

7.                                       ACTIVITIES INCREASING FIRE INSURANCE RATES:

Intentionally omitted.

8.                                       ASSIGNMENT AND SUBLEASE:

(a)                                  Except as otherwise specifically provided in this Section 8, neither this Lease, nor the Term and estate hereby granted, nor any part thereof, nor the interest of Lessee in any sublease or the rental thereunder, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred by Lessee or Lessee’s legal representatives or successors in interest, by operation of law or otherwise, and neither the Premises, nor any part thereof, nor any Lessee’s Property, shall be encumbered in any manner by reason of any act or omission on the part of Lessee or anyone claiming under or through Lessee, or shall be sublet or be used or occupied or permitted to be used or occupied or utilized for desk or storage space by anyone other than Lessee or for any purpose other than as specifically permitted by this Lease, without the prior written consent of Lessor, which in the case of assignment or subletting, such consent shall not be unreasonably withheld, conditioned or delayed.

In the event Lessee desires to assign this Lease or sublease all or part of the Premises to any other party, the terms and conditions of such assignment or sublease shall be communicated to the Lessor in writing prior to the effective date of any such sublease or assignment, solely with respect to any sublease or assignment, which its terms, including any options to renew, covers that remainder of the Term or expires within the twelve (12) month period immediately preceding the Expiration Date, prior to such effective date, the Lessor shall have the option, exercisable in writing to the Lessee, to:  (i) recapture in the case of subletting, that portion of the Premises to be sublet or all of the Premises in the case of an assignment (“Recapture Space”) so that such prospective sublessee or assignee shall then become the sole Lessee of Lessor hereunder, or (ii) recapture the Recapture Space for Lessor’s own use and the within Lessee shall be fully released from any and all obligations hereunder with respect to the Recapture Space.

(b)                                 If this Lease is assigned, whether or not in violation of the provisions of this Lease, Lessor may collect rent from the assignee.  If the Premises or any part thereof be sublet or be used or occupied by anybody other than Lessee, whether or not in violation of this Lease, Lessor may, after default by Lessee and expiration of Lessee’s time to cure such default, if any, collect rent from the sublessee or occupant.  In either event, Lessor may apply the net amount collected to the rents herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 8(a) above, or the acceptance of the assignee, sublessee or occupant as tenant, or a release of Lessee from the further performance by Lessee of Lessee’s obligations under this Lease.  The consent by Lessor to an assignment, mortgaging or subletting pursuant to any provision of this Lease shall not in any way be considered to relieve Lessee from obtaining the express consent of Lessor for any other or further assignment, mortgaging or subletting.  References in this Lease to use or occupancy by anyone other than Lessee shall not be construed as limited to sublessees and those claiming under or through sublessees but as including also licensees and others claiming under or through Lessee, immediately or remotely.  The listing of any name other than that of Lessee on any door of the Premises or on any sign on the Premises, or otherwise, shall not operate to vest in the person so named any right or interest in this Lease or in the Premises, or be deemed to constitute, or serve as a substitute for, any prior consent of Lessor required under this Section, and it is understood that any such listing shall constitute a privilege extended by Lessor which shall be revocable at Lessor’s will by notice to Lessee.  Lessee agrees to pay to Lessor any reasonable counsel fees incurred by Lessor in connection with any proposed assignment of Lessee’s interest in this Lease or any proposed subletting of the Premises or any part thereof, if Lessor’s consent thereto is required.  Neither any assignment of Lessee’s interest in this Lease nor any subletting, occupancy or use of the Premises or any part thereof by any person other than Lessee as provided in this Article, nor any application of any such rent as provided in this Article shall, under any circumstances, relieve Lessee herein named of its obligations fully to observe and perform the terms, covenants and conditions of this Lease on Lessee’s part to be observed and performed.

Lessor, however, shall not in any event be obligated to consent to the assignment of this Lease unless:  (i) in the reasonable judgment of Lessor the proposed assignee is of a character and financial worth such as is in keeping with the standards of Lessor in those respects for the Premises, or the assignee can otherwise secure and guaranty the payment to Lessor of all Fixed Basic Rent and Additional Rent and any other amounts due from Lessee pursuant to this Lease in a manner reasonably satisfactory to Lessor; (ii) the nature of the proposed assignee’s business and its reputation are in keeping with the character of the Premises and the use thereof; (iii) the purpose for which the proposed assignee intends to use the Premises assigned to it are uses expressly permitted by and not expressly prohibited by this Lease; (iv) no Event of Default shall have occurred and be continuing; and (v) Lessee shall reimburse Lessor for all reasonable costs that may be incurred by Lessor in connection with the said assignment, including the costs of making investigations as to the acceptability of a proposed assignee and legal costs incurred in connection with the granting of any requested consent.

(c)                                  (1)           Notwithstanding anything contained in Sections 8(a) and 8(b), in the event that, at any time or from time to time during the Term, Lessee desires to sublet all or any part of the Premises, and Lessor’s consent is required, Lessee shall notify Lessor of such desire and shall:  (i) submit to Lessor in writing the name and address of the proposed subtenant, a reasonably detailed statement of the proposed subtenant’s business, reasonably detailed financial references for the proposed subtenant and any other information reasonably requested by Lessor, and (ii) submit to Lessor the material financial terms of the proposed sublease.

(2)                                  Within ten (10) business days after Lessor receives Lessee’s notice requesting Lessor’s consent to a specific subletting or assignment, Lessor shall notify Lessee whether it consents to such subletting or assignment.  If Lessor denies Lessee’s request for consent to a specific subletting or assignment, Lessor shall specify in writing, the reason(s) therefor.  If Lessor fails to respond within such ten (10) business day period, Lessee may send Lessor a second notice which notice shall provide in capitalized and bold type letters that Lessor’s failure to respond to such request within five (5) business days shall be deemed Lessor’s consent to such subletting or assignment, and if Lessor fails to respond to such request within five (5) business days after Lessor’s receipt of such second notice, Lessor shall be deemed to have consented to such subletting or assignment.  Lessor, however, shall not in any event be obligated to consent to the proposed sublease for which Lessor’s consent is required or the commencement of the term unless:  (i) in the reasonable judgment of Lessor the proposed subtenant is of a character and financial worth such as is in keeping with the standards of Lessor in those respects for the Premises, and the nature of the proposed subtenant’s business and its reputation are in keeping with the character of the Premises and the use thereof; (ii) the purpose for which the proposed subtenant or assignee intends to use the portion of the Premises sublet or assigned to it are uses expressly permitted by and not expressly prohibited by this Lease; (iii) no Event of Default shall have occurred and be continuing; and (iv) Lessee shall reimburse Lessor for all reasonable costs that may be incurred by Lessor in connection with the said sublease, including the costs of making investigations as to the acceptability of a proposed subtenant and legal costs incurred in connection with the granting of any requested consent.

(3)                                  With respect to each and every subletting authorized by the provisions of this Section it is further agreed and understood between Lessor and Lessee that:  (i) the subletting shall be, and each such sublease shall expressly provide that is, subject and subordinate at all times and in all respects, to this Lease, (ii) no subletting shall be for a term ending later than one day prior to the Expiration Date originally provided for herein and that part, if any, of the proposed term of any sublease which shall extend beyond a date one day prior to the Expiration Date originally provided for herein (or any sooner date of the expiration of the term or termination of this Lease) is hereby deemed to be a nullity and (iii) there shall be delivered to Lessor, within ten (10) days after the commencement of the term of the proposed sublease, notice of such commencement and a fully executed copy of the proposed sublease (unless previously submitted).

(4)                                  Anything herein contained to the contrary notwithstanding, Lessee shall not advertise but may list its space for subletting or assignment, at a rental rate lower than the rental rate then being paid by Lessee to Lessor.

(d)                                 No assignment or sublet of any portion or all of the Premises shall be valid unless Lessee shall have first provided to Lessor:  (i) a duplicate original of the assignment or subletting document; (ii) an instrument in form and substance satisfactory to Lessor signed executed by the assignee in which assignee shall expressly assume observance and performance of, and agreed to be personally bound by, all of the terms, covenants and conditions of this Lease which are to be performed or observed by Lessee following the effective date of the assignment.  No assignment or sublet of any portion or all of the Premises shall be deemed or act as a release of Lessee from the performance by Lessee of Lessee’s obligations under this Lease.  Lessee’s liability shall be joint and several with any successors (immediate or remote) in interest of Lessee and such joint and several liability in respect of Lessee’s obligations hereunder shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Lessor modifying any of the obligations or terms of this Lease, or by any waiver or failure of Lessor to enforce any of the obligations under this Lease.

(e)                                  If Lessee is a corporation other than a corporation whose stock is listed and traded on a nationally recognized stock exchange, the provisions of Section a shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of “control” (as hereinafter defined) of Lessee as if such transfer of stock (or other mechanism) which results in a change of control of Lessee were an assignment of this Lease, and if Lessee is a partnership or joint venture, said provisions shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profits and losses of such partnership or joint venture (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such a partnership or joint venture, as if such transfer of an interest in the distributions of profits and losses of such partnership or joint venture which results in a change of control of such partnership or joint venture were an assignment of this Lease.  The provisions of clauses (a) and (b) of this Article shall not apply to transactions entered into by Lessee with:  (i) a Lessee Affiliate (as hereinafter defined); or (ii) a corporation into or with which Lessee is merged or consolidated, or with an entity to which all or substantially all of Lessee’s business/assets are transferred or to any sale of all or substantially all of Lessee’s stock, or a transfer of all or substantially all of partnership or membership interests, provided (a) there has not been an Event of Default under this Lease, (b) in the case of clause (ii) above, such merger, consolidation or transfer of business/assets, sale of stock or transfer of partnership or membership interests is for a legitimate business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and (c) in the case of clause (ii) above, the assignee or successor entity has a net worth as evidenced by financial statements delivered to Lessor and certified by an independent certified public accountant in accordance with generally accepted accounting practices consistently applied (“Net Worth”) after such merger, consolidation or acquisition and assumption equal to or greater than ONE HUNDRED MILLION AND 00/100 DOLLARS ($100,000,000.00) and a credit rating of at least BBB with a positive outlook (or an equivalent shadow rating).  Lessee shall deliver to Lessor proof reasonably satisfactory as to Lessee’s Net Worth and credit rating within ten (10) days prior to the effective date of the transaction.  In determining the Net Worth of the assignee or successor for purposes of this Section, Lessee may, at its option, include the Net Worth of any surviving predecessor Lessee continuing to have liability on or under this Lease and/or any guarantor of Lessee’s obligations under this Lease.  A “Lessee Affiliate” or “Affiliate of Lessee” means a corporation or other entity controlled by, controlling or under common control with Lessee.  As used in this Lease, the terms “control”, “controlled by” or “under common control with” shall mean ownership of (x) more than forty percent (40%) of the outstanding voting stock of a corporation (or other majority equity and control interest if not a corporation), and (y) the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.  Lessee may sublet all or any portion of the Premises or assign this Lease to an Affiliate of Lessee without Lessor’s consent or recapture rights, provided that Lessee shall continue to be liable under this Lease.

Notwithstanding anything contained herein, Lessee shall have the right, without being required to obtain the consent of Lessor or being subject to Lessor’s recapture rights hereunder, to permit portions of the Premises to be used under so-called “desk sharing” arrangements by persons or entities which are an Affiliate of Lessee or have a business relationship with Lessee, other than landlord-tenant or sublandlord-subtenant (any such person or entity, a “User”), and which User shall only use desk space in the Premises for the purposes permitted by this Lease, and subject to and in compliance with the following terms and conditions:

(1)                                  A User shall have no rights under this Lease;

(2)                                  no separate entrances to the Premises from public areas shall be constructed to access the space used by any User;

(3)                                  any breach or violation of this Lease by a User shall be deemed to be and shall constitute a default by Lessee under this Lease, and any act or omission of a User shall be deemed to be and shall constitute the act or omission of Lessee under this Lease;

(4)                                  the right of a User to occupy a portion of the Premises shall not be deemed to be an assignment of, or sublease under, this Lease and any occupancy of the Premises shall automatically terminate upon expiration or earlier termination of this Lease;

(5)                                  Lessee hereby indemnifies and holds harmless Lessor, any lessor and any mortgagee against loss, claim or damage (excluding consequential) arising from the acts or omission of any User; and

(6)                                  no User, assignee or subtenant shall be entitled, directly or indirectly, to diplomatic or sovereign immunity, and each User shall be subject to the service of process at and the jurisdiction of the courts of, the State of New Jersey.

9.                                       COMPLIANCE WITH RULES AND REGULATIONS:

Lessee shall observe and comply with the rules and regulations hereinafter set forth in Exhibit B attached hereto and made a part hereof.  Lessee acknowledges that the rules and regulations attached as Exhibit B are applicable while Lessee is the sole tenant in the Building. At such time(s) that Lessee is not the sole tenant in the Building, Lessor may prescribe such reasonable rules and regulations that Lessor deems necessary.  The Rules and Regulations shall be prescribed and enforced in a non-discriminatory manner.  Lessee shall not place a load upon any floor of the Premises exceeding the floor load which it was designed to carry and which is allowed by law.  Such installations shall be placed and maintained by Lessee, at Lessee’s expense, in settings sufficient, in Lessees reasonable judgement, to absorb and prevent vibration, noise and annoyance.

10.                                 DAMAGES TO BUILDING:

(a)                                  If the Premises or any part thereof shall be damaged or rendered inaccessible by fire or other casualty, Lessee shall give prompt notice thereof to Lessor and Lessor shall proceed (subject to the provisions of this Section) with reasonable diligence to repair or cause to be repaired such damage.  The Fixed Basic Rent and Additional Rent shall be abated proportionately to the extent that the Premises shall have been rendered Untenantable (as hereinafter defined) or inaccessible, such abatement to be from the date of such damage or destruction to the date which is thirty (30) days following the date the Premises shall no longer be Untenantable or inaccessible.  “Untenantable” shall mean actual inability to use space in the Premises for the purposes permitted by Article 4.

(b)                                 (1)                                  If the Building shall be totally damaged or the whole or material part of the Building shall be rendered Untenantable by fire or other casualty and the estimate referred to in Section 8(b)(2) exceeds twelve (12) months, then and in such events Lessor may, at its option, terminate this Lease and the Term and estate hereby granted by giving Lessee not less than  thirty (30) days, nor more than sixty (60) days, notice of such termination, within ninety (90) days after the date of such damage.  In the event that such notice of termination shall be given, this Lease and the Term and estate hereby granted shall terminate as of the date provided in such notice of termination (whether or not the Term shall have commenced) with the same effect as if that were the Expiration Date, and the Fixed Rent and Additional Rent shall be apportioned as of such date of sooner termination, and any prepaid portion of Fixed Rent and Additional Rent for any period after such date shall be refunded by Lessor to Lessee.

(2)                                  If the Building or any material part of the Building shall be damaged or Untenantable or inaccessible by fire or other casualty, Lessor shall deliver to Lessee, within ninety (90) days after such fire or other casualty, the estimate of a reputable architect or general contractor of the time necessary to complete the required repairs and restore and rebuild the Building to the level of demising walls or to provide access.  If such estimate exceeds twelve (12) months from the date of such casualty, or if Lessor fails to deliver such notice, then in such events, Lessee may serve on Lessor, within thirty (30) days of its receipt of Lessor’s notice or the expiration of ninety (90) days from the fire or casualty, as the case may be (time being of the essence with respect thereto), notice of its intention to terminate this Lease on a date which shall be not more than ninety (90) days from the date of Lessee’s notice.  If Lessee gives notice of its intention to cancel this Lease as provided herein, then in such events, this Lease shall terminate on the expiration of such ninety (90) day period as if such termination date were the Expiration Date, and the Fixed Rent and Additional Rent shall be apportioned as of such date of sooner termination and any prepaid portion of Fixed Rent and Additional Rent for any period after such date shall be refunded by Lessor to Lessee.  Lessee’s failure to notify Lessor within the ninety (90) day period shall be deemed a waiver of the right to terminate this Lease.

(c)                                  If the Building or any non-de minimis part thereof (for purposes hereof, a non-de minimis part of the Premises shall mean such portion of the Premises which, if left unrestored, would render the balance of the Premises inadequate for the conduct of Lessee’s normal business operations) shall be damaged or rendered Untenantable or inaccessible by fire or other casualty, and Lessee and Lessor have not terminated this Lease pursuant to Section 8(b) and Lessor has not completed the making of the required repairs and restored and rebuilt the Premises and/or access is not restored within twelve (12) months from the date of such fire or other casualty, Lessee may serve notice on Lessor of its intention to terminate this Lease on a date not more than thirty (30) days after the expiration of such twelve (12) month period and if within thirty (30) days thereafter, Lessor shall not have substantially completed the making of the required repairs and restored and rebuilt the Premises to the level of demising walls, or provided access, then in such events, this Lease shall terminate on the date set forth in Lessee’s notice as if such termination date were the Expiration Date, and the Fixed Basic Rent and Additional Rent shall be apportioned as of such date of sooner termination and any prepaid portion of Fixed Basic Rent and Additional Rent for any period after such date shall be refunded by Lessor to Lessee.

(d)                                 Lessor shall not be liable for any inconvenience or annoyance to Lessee or injury to the business of Lessee resulting in any way from such damage by fire or other casualty or the repair thereof.

(e)                                  Lessor need not restore fixtures and improvements owned by Lessee.  Notwithstanding any of the foregoing provisions of this Section, if by reason of some action or inaction on the part of Lessee or any of its employees, agents, officers, directors or contractors, Lessor shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) applicable to damage or destruction of the Premises by fire or other cause, then, without prejudice to any other remedy which may be available against Lessee, the abatement of Fixed Rent provided for in this Section shall not be effective to the extent of the uncollected insurance proceeds.

(f)                                    Lessee shall, at its own cost and expense, remove all of Lessee’s property from the Premises as Lessor shall require in order to repair and restore the Premises and Lessor shall not be obligated to commence repairs or restoration of the Premises until such property has been removed by Lessee from the damaged portion of the Premises.  Should Lessee neglect, fail, or refuse to remove its aforesaid property within fifteen (15) days after Lessor’s request, the provisions for abatement of Fixed Basic Rent contained herein shall be suspended and of no force and effect whatsoever until Lessee has completed such removal.  In no event shall the Lessor be required to repair or replace Lessee’s merchandise, trade fixtures, furniture, furnishings, inventory and equipment.

(g)                                 If all or substantially all of the Premises are damaged or rendered Untenantable or inaccessible by fire or other casualty during the last year of the Term and it will take more than ninety (90) days to rebuild the Premises, then either party may terminate this Lease on thirty (30) days’ notice to the other party.

11.                                 EMINENT DOMAIN:

(a)  Termination.  If (i) all of the Premises are taken in a condemnation, or (ii) a portion of the Premises are taken in condemnation and Lessee determines in good faith that it will be economically unfeasible to operate its business in any facility that could be reconstructed on the remaining portion of the Premises, this Lease will terminate and all obligations under it will cease as of the date upon which possession is taken by the condemnor.  Upon such termination, the Fixed Basic Rent and Additional Rent will be apportioned and paid in full by Lessee to Lessor to that date, all Fixed Basic Rent and Additional Rent prepaid beyond that date will be repaid by Lessor to Lessee, and Lessee will comply with subsection (e).  lf, after a partial condemnation of the Premises, Lessee remains in possession of the remaining portion of the Premises after the date on which the condemnor takes possession of the portion of the Premises taken in condemnation, then Lessee shall be deemed a holdover tenant pursuant to Article 25 hereof for such period commencing thirty (30) days after the date upon which the condemnor took possession of the condemned portion of the Premises.  If Lessor disputes any determination by Lessee that it will be economically unfeasible to operate its business in any facility that could be reconstructed on the remaining portion of the Premises, upon request of either party, the matter will be submitted to arbitration in accordance with the rules of the American Arbitration Association (“AAA”) at the office of the AAA nearest the Building.

(b)  Partial Condemnation.  If there is a partial condemnation and this Lease has not been terminated pursuant to subsection (a), Lessor will promptly restore the Building and other improvements on the Property to a condition and size as nearly comparable as reasonably possible to their condition and size immediately prior to the taking; the time of restoration will be extended for time lost due to Force Majeure, provided that Lessor diligently pursues such restoration during such Force Majeure period.  Lessor shall retain the proceeds of any condemnation award recovered.  In that event, there will be an equitable abatement of the Fixed Basic Rent and Additional Rent, commencing from and after the date on which the condemnor takes possession.

(c)  Award.  If a condemnation affecting Lessee occurs, Lessee will have the right to make a claim against the condemnor for removal expenses, business dislocation damages and moving expenses to the extent that such claims or payments do not reduce the sums payable by the condemnor to Lessor.  Lessee waives all claims against Lessor and all other claims against the condemnor, and Lessee assigns to Lessor all claims against the condemnor including, without limitation, all claims for leasehold damages and diminution in value of Lessee’s leasehold.

(d)  Temporary Taking.  If the temporary use of the whole or any part of the Premises shall be taken at any time during the Term by the condemnation or eminent domain, the

Term shall not be reduced or affected in any way and Lessee shall continue to pay in full the Fixed Basic Rent and Additional Rent, but Lessee shall be entitled to, and shall, receive the entire award for such taking.  If the period of occupation and use by the sovereign shall extent beyond the termination of this Lease and any renewals thereof, the award for such taking shall be apportioned between Lessor and Lessee as of the date of such termination.

12.                                 INSOLVENCY OF LESSEE:

Intentionally omitted.

13.                                 LESSOR’S REMEDIES ON DEFAULT:

(a)                                  (1)                                  If any one or more of the following events shall happen and shall not have been cured within any applicable grace period herein provided:

(i)                                     if default shall be made in the due and punctual payment of Fixed Basic Rent or Additional Rent payable by Lessee under this Lease when and as the same shall become due and payable, and such default shall continue for a period of ten (10) days after written notice thereof from Lessor to Lessee (provided that no such notice shall be required if, during the period of one (1) year immediately preceding the date of default, there shall have been two (2) or more defaults in the due and punctual payment of Fixed Basic Rent or Additional Rent payable by Lessee under this Lease when and as the same shall have been due and payable following the required notice and the expiration of the applicable cure period); or

(ii)                                  if default shall be made by Lessee in performance of, or compliance with, any of the covenants, agreements or conditions contained in this Lease and either (i) in the case of a default or a contingency which can with due diligence be cured within thirty (30) days, such default shall continue for a period of thirty (30) days after written notice thereof from Lessor to Lessee, or (ii) in the case of a default or a contingency which cannot with due diligence be cured within thirty (30) days, Lessee shall fail, after written notice thereof from Lessor, to proceed promptly and with all due diligence to commence to cure the same and thereafter to prosecute the curing of such default with all due diligence (it being intended that, in connection with a default which is not susceptible of being cured with due diligence within thirty (30) days the time of Lessee within which to cure the same shall be extended for such period as may be necessary for the curing thereof with all due diligence); or

(iii)                               if Lessee shall file a voluntary petition seeking an order or relief under Title 11 of the United States Code or similar law of any jurisdiction applicable to Lessee, or Lessee shall be adjudicated a debtor, bankrupt or insolvent, or shall file any petition or answer seeking, consenting to or acquiescing in any order for relief, reorganization, arrangement, composition, adjustment, winding-up, liquidation, dissolution or similar relief with respect to Lessee or its debts under the present or any future bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall file an answer admitting or failing to deny the material allegations of a petition against it for any such relief or shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing in any filing with any court or Governmental Authority its insolvency or its inability to pay its debts as they become due, or shall make a general assignment for the benefit of creditors or shall seek or consent or acquiesce in the appointment of any trustee, receiver, examiner, assignee, sequestrator, custodian or liquidator or similar official of Lessee or of all or any part of Lessee’s property or if Lessee shall take any action in furtherance of or authorizing any of the foregoing; or

(iv)                              if any case, proceeding or other action shall be commenced or instituted against Lessee, seeking to adjudicate Lessee a bankrupt or insolvent, or seeking an order for relief against Lessee as debtor, or reorganization, arrangement, composition, adjustment, winding-up, liquidation, dissolution or similar relief with respect to Lessee or its debts under the present or any future bankruptcy act or any other present or future applicable federal, state or other statute or law, or seeking appointment of any trustee, receiver, examiner, assignee, sequestrator, custodian or liquidator or similar official of Lessee or of all or part of Lessee’s property, which either (i) results in the entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having similar effect or (ii) remains undismissed for a period of ninety (90) days; or if any case, proceeding or other action shall be commenced or instituted against Lessee seeking issuance of a warrant of execution, attachment, restraint or similar process against Lessee or any of Lessee’s property which results in the taking or occupancy of the Premises or an attempt to take or occupy the Premises which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days after the entry thereof; or

(v)                                 if any financial statement or other information furnished to Lessor by Lessee in connection with this Lease is materially false or misleading;

then and in any such event (hereinafter sometimes called an “Event of Default”) Lessor may give written notice (“Termination Notice”) to Lessee specifying such Event of Default or Events of Default and stating that this Lease and the Term shall expire and terminate on the date specified in the Termination Notice, which shall be at least ten (10) days after the giving of the Termination Notice, and on the date specified therein this Lease and the Term and all rights of Lessee under this Lease shall expire and terminate, it being the intention of the Lessor and Lessee hereby to create conditional limitations, and Lessee shall remain liable as provided in this Article 13 and in accordance with those provisions of this Lease which are specifically stated herein to survive the expiration or other termination of this Lease.

(2)                                  Notwithstanding the provisions of Section 13(a), if there shall be an Event of Default at any time or from time to time under the provisions of subdivision (i) of Section 13(a)(1), Lessor may, in lieu of giving a Termination Notice, at any time after the occurrence of any such Event of Default and during the continuance thereof, institute an action for the recovery of the Fixed Basic Rent and/or Additional Rent in respect of which an Event of Default shall have occurred and be continuing.  Neither the commencement of any such action for the recovery of Fixed Basic Rent and/or Additional Rent nor the prosecution thereof shall be deemed a waiver of Lessor’s right to give a Termination Notice in respect of any such Event of Default during the continuance thereof and Lessor may, notwithstanding the commencement and prosecution of any such action, give a Termination Notice and terminate this Lease pursuant to Section 13(a) at any time during the continuance of such Event of Default.

(3)                                  If, at any time, (i) Lessee shall be comprised of two or more persons, or (ii) Lessee’s obligations under this Lease shall have been guaranteed by any person other than Lessee, or (iii) Lessee’s interest in this Lease shall have been assigned, the word “Lessee”, as used in subdivisions (iv) and (v) of Section 13(a)(1), shall be deemed to mean any one or more of the persons primarily or secondarily liable for Lessee’s obligations under this Lease.  Any monies received by Lessor from or on behalf of Lessee during the pendency of any proceeding of the types referred to in said subdivision (iv) of Section 13(a)(1) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Lessor shall not be deemed an acceptance of rent or a waiver on the part of Lessor of any rights under Section 13(a).

(b)                                 In the event that this Lease shall be terminated as provided in this Section, Lessor or Lessor’s agents may, immediately, or at any time thereafter, without further notice, enter upon and re-enter the Premises and possess and repossess itself thereof, by summary proceedings, ejectment or otherwise, and have, hold and enjoy the Premises and the right to receive all income of and from the same.  No re-entry by Lessor pursuant to this Section shall be deemed an acceptance of a surrender of this Lease nor shall it absolve or discharge Lessee from any liability under this Lease.

(c)                                  In the event that this Lease shall be terminated as provided in this Section, Lessor may, at any time or from time to time thereafter, relet the Premises or any part thereof, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions (which may include concessions or free rent, which shall, however, be amortized over the entire term for the purpose of determining damages under this Section) as Lessor may determine, to any tenant which it may deem suitable and satisfactory and for any use and purpose it may deem appropriate and may collect and receive the rents therefor.  Lessor shall use commercially reasonable methods in making such reletting.  Lessor, at its option, may make such repairs, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Lessor considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Lessee of any liability under this Lease or otherwise affecting any such liability.  Lessor shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting.  Lessor shall not in any event be required to pay Lessee (but shall credit Lessee, to the extent set forth in this Section, with) any sums received by Lessor on a reletting of the Premises, or any part thereof; whether or not in excess of the rent reserved in this Lease.

(d)                                 Lessee, on its own behalf and on behalf of all persons claiming through or under Lessee including all creditors, does hereby waive any and all rights and privileges, so far as is permitted by law, which Lessee and all such persons might otherwise have under any present or future law, to (i) the service of any notice of intention to re-enter or institute legal proceedings to that end, excluding service of process, (ii) redeem the Premises, (iii) re-enter or repossess the Premises, or (iv) restore the operation of this Lease, after Lessee shall have been dispossessed by a judgment or by warrant of any court or judge, or after any re-entry by Lessor or after any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.  The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

(e)                                  In the event the Lessee shall dispute the validity or amount, or the time or manner of payment of, any rent claimed by Lessor to be due from Lessee under this Lease, Lessee shall nevertheless pay the same and such payment may be without prejudice to Lessee’s position if Lessee so requests at the time of payment.  If the dispute shall be finally determined in Lessee’s favor by a court of competent jurisdiction or arbitration, Lessor shall within a reasonable period of time not to exceed sixty (60) days pay Lessee the amount of Lessee’s overpayment of such rent, together with interest as provided hereunder.  Lessee’s failure to observe and perform the provisions of this Section shall be deemed a default under subdivision (i) of Section 13(a).

(f)                                    In the event that this Lease be terminated as a result of an Event of Default on the part of the Lessee and whether or not the Premises be relet, Lessor shall be entitled to retain all monies, if any, paid by Lessee to Lessor, whether as advance rent or otherwise, but such monies shall be credited by Lessor against any rent due at the time of such termination, or at Lessor’s option against any damages payable by Lessee, and Lessor shall be entitled to recover from Lessee, and Lessee shall pay to Lessor the following:

(i)                                     All rent to the date upon which this Lease and the Term shall have terminated, and

(ii)                                  All expenses reasonably incurred by Lessor in recovering possession of the Premises (including reasonable attorneys’ fees and the costs of summary or other legal proceedings), restoring the Premises to good order and condition, maintaining the Premises in good order and condition while vacant, altering or otherwise returning the same to the condition that same were in upon delivery of the Premises to Lessee on the Commencement Date, the same to be paid by Lessee to Lessor on demand, and

(iii)                               All expenses incurred by Lessor in reletting the Premises, including brokerage commissions, tenant improvement costs, rent concessions and other inducements, and

(iv)                              The amount by which the rent which, but for the termination of this Lease, would have been payable under this Lease from the date of termination to the Expiration Date exceeds the rental and other income, if any, collected by Lessor in respect of the Premises, or any part thereof, subject nevertheless to the provisions of Section 13(c), said amount to be due and payable by Lessee to Lessor on the several days on which the rent reserved in this Lease would have become due and payable for the period which otherwise would have constituted the unexpired portion of the Term (that is to say, upon each of such days Lessee shall pay to Lessor the amount of deficiency then existing).

Whether or not Lessor shall have collected any monthly deficiencies aforesaid, Lessor shall be entitled to recover from Lessee on demand, as and for liquidated damages, a lump sum payment equal to the amount by which the Fixed Basic Rent and Additional Rent payable hereunder for the period which otherwise would have constituted the unexpired portion of the Term (due account being taken of amounts, if any, collected under clause [3] of Section 13(a), and conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination or re-entry and thereafter increasing by five (5%) percent per annum) exceeds the then rental value of the Premises for the same period both discounted at a rate equal to then applicable Treasury Rate to present value.  If the Premises or any part thereof be reset by Lessor for the unexpired portion of the Term, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be deemed prima facie to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.  Nothing herein contained shall limit or prejudice the right of the Lessor to prove for and obtain as damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater or less than the amount of liquidated damages referred to above (due account to be taken, however, of the amounts, if any, collected under this Section 13).

(g)                                 In no event shall Lessee be entitled to receive any excess of the rental and other income collected by Lessor in respect of the Premises over the sums payable by Lessee to Lessor hereunder.  In no event shall Lessee be entitled in any suit for the collection of damages pursuant to this Section to a credit in respect of any such rental and other income, except to the extent that such rental and other income is allocable to the portion of the Term in respect of which such suit is brought and is actually received by Lessor prior to the entry of judgment in such suit.

(h)                                 Separate actions may be maintained by Lessor against Lessee from time to time to recover any damages which, at the commencement of any such action, have then or theretofore become due and payable to Lessor under Section, without waiting until the end of the Term and without prejudice to Lessor’s right to collect damages thereafter.

14.                                 Intentionally Omitted.

15.                                 SUBORDINATION OF LEASE:

This Lease shall, at Lessor’s option, or at the option of any holder of any underlying lease or holder of any mortgage or trust deed (hereinafter sometimes collectively referred to as “Senior Encumbrances”), be subject and subordinate to any such underlying leases and to any such mortgage or trust deed which may now or hereafter affect the real property of which the Premises form a part, and also to all renewals, modifications, consolidations and replacements of said underlying leases and said first mortgage or trust deed, provided that Lessor shall obtain a customary, commercially reasonable non-disturbance agreement from the holder of any such underlying lease, mortgage or trust deed.  Lessor shall cause to be included in such non-disturbance agreement a provision that recognizes Lessor’s obligation to apply insurance proceeds toward restoration of the Building and the Premises and does not otherwise alter any of the terms of this Lease.  Any expenses charged by the mortgagee in connection with the obtaining of the aforesaid agreement shall be paid by Lessor.  Although no instrument or act on the part of Lessee shall be necessary to effectuate such subordination, Lessee will, nevertheless, execute and deliver such further commercially reasonable instruments confirming such subordination of this Lease as may be desired by the holders of said mortgage or trust deed or by any of the Lessor’s under such underlying leases.  If any underlying lease to which this Lease is subject terminates, Lessee shall, on timely request, attorn to the owner of the reversion.

16.                                 SECURITY DEPOSIT:

Lessee shall deposit with Lessor on or before March 17, 2005, TIME BEING OF THE ESSENCE, the Security Deposit as defined in the Preamble for the full and faithful performance of Lessee’s obligations under this Lease, including without limitation, the surrender of possession of the Premises to Lesser as herein provided.  If Lessor applies any part of said Security Deposit to cure any default of Lessee, Lessee shall, on demand, deposit with Lessor the amount so applied so that Lessor shall have the full Security Deposit on hand at all times during the Term of this Lease.  In the event a bona fide sale, subject to this Lease, Lessor shall have the right to transfer the Security Deposit to the vendee, and Lessor shall be considered released by Lessee from all liability for the return of the Security Deposit; and Lessee agrees to look solely to the new lessor for the return of the Security Deposit, and it is agreed that this shall apply to every transfer or assignment made of the Security Deposit to the new lessor.  Provided this Lease is not in default, the Security Deposit (less any portions thereof used, applied or retained by Lessor in accordance with the provisions of this Article 16), shall be returned to Lessee after the expiration or sooner termination of this Lease and after delivery of the entire Premises to Lessor in accordance with the provisions of this Lease.  Lessee covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and Lessor shall not be bound by any such assignment, encumbrance or attempt thereof.

In the event of the insolvency of Lessee, or in the event of the entry of a judgement in any court against Lessee which is not discharged within thirty (30) days after entry, or in the event a petition is filed by or against Lessee under any chapter of the bankruptcy laws of the State of New Jersey or the United States of America, then in such event, Lessor may require the Lessee to deposit additional security in an amount which in Lessor’s sole judgement would be sufficient to adequately assure Lessee’s performance of all of its obligations under this Lease including all payments subsequently accruing.  Failure of Lessee to deposit the security required by this Article 16 within ten (10) days after Lessor’s written demand shall constitute a material breach of this Lease by Lessee.

17.                                 RIGHT TO CURE LESSEE’S/LESSOR’S BREACH:

(a)                                  If Lessee breaches any covenant or condition of this Lease, Lessor may, on thirty (30) days notice to Lessee (except that in case of emergency a lessor notice appropriate to the circumstances shall be required), cure such breach at the expense of Lessee and the actual and reasonable amount of all expenses, including reasonable attorney’s fees, incurred by Lessor in so doing shall be deemed Additional Rent payable on demand.

(b)                                 If (i) Lessor fails to perform any of its obligations under this Lease (other than by reason of Lessee’s acts or omissions or Force Majeure), which failure (A) materially interferes with Lessee’s use of the Premises for the conduct of its business and (B) Lessor fails to commence to remedy such failure to perform within ten (10) business days from the date Lessee notifies Lessor of such failure and (ii) in the case of any such failure (A) Lessee again notifies Lessor after the expiration of such ten (10) business day period of such failure and of Lessee’s intention to cure same, which notice shall specify that such notice is being given in accordance with this Article 17, and shall contain the following statement in capitalized bold type:  “IF YOU FAIL TO PERFORM THE OBLIGATION REFERENCED IN THIS NOTICE WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 17 OF THE LEASE, WE SHALL EXERCISE OUR SELF-HELP REMEDIES UNDER THAT SECTION” and (B) such failure continues for not less than five (5) consecutive days from the date Lessor receives such second notice, provided that, in the case of a failure which for causes beyond Lessor’s reasonable control cannot with due diligence be cured with such 5-day period, such 5-day period shall be extended for such period as may be necessary to cure such failure provided that Lessor shall be diligently prosecuting such cure, then at Lessee’s election and as Lessee’s sole remedy (if Lessee elects to exercise its self-help rights hereunder), Lessee may take such actions as may be reasonably necessary to cure such failure.  Lessor shall reimburse Lessee for the reasonable out-of-pocket costs incurred by Lessee in performing same within ten (10) business days after receipt by Lessor of a written statement from Lessee as to the amount of such costs, provided the performance of such obligation by Lessee does not adversely affect the structure, electrical, HVAC, plumbing or mechanical systems of the Building.  The amount reimbursed (excluding Excess Costs, hereinafter defined) by Lessor shall be included in Operating Costs; provided, however, if the cost incurred by Lessee in exercising its self-help right hereunder shall exceed the amount that Lessor would have incurred and which would have been included in Operating Costs had Lessor performed its obligations, then such excess amount (“Excess Costs”) shall not be included in Operating Costs and the Excess Costs shall be borne solely by Lessor.  If Lessor fails to reimburse Lessee for the reasonable out-of-pocket costs incurred by Lessee hereunder, then the costs shall not be included in Operating Costs and Lessee shall have the right to offset the Excess Costs against the management fee(s) thereafter coming due Lessor under this Lease.  Such offset amount shall include interest at the Interest Rate from the date of the expenditure to the date Lessee shall be actually or effectively, i.e., through offset of the management fee(s) reimbursed by Lessor.  Lessee shall provide Lessor with reasonable evidence of the cost of such work performed by Lessee hereunder.  For purposes hereof, Lessor shall be deemed to have commenced to cure a failure or service interruption if Lessor has begun to take such action as is reasonably practicable under the circumstances (e.g., inspecting the situation, calling necessary contractors, etc.), even thought actual repairs may not have commenced.  In the exercise of Lessee’s rights under this Section 17(b), Lessee agrees that Lessee shall use only those contractors then on the approved list of contractors for the Building, as such list may be furnished from time to time during the Term by Lessor to Lessee.  In the event Lessee exercises the self-help remedies in accordance with this Section 17(b), Lessee hereby agrees to indemnify, defend, pay on behalf of and hold harmless Lessor and its respective partners, joint venturers, directors, officers, invitees, agents, servants and employees (each, an “indemnitee” for purposes of this provision) from and against any loss, damage, liability, cost, claim or expense (including reasonable attorney’s fees and disbursements) arising from or in connection with Lessee’s negligence or willful misconduct in the exercise of such self-help remedies, including, without limitation, any accident, injury or damage whatsoever occurring in, about or to the Building or the structure, electrical, HVAC, plumbing or mechanical systems of the Building as a result of Lessee’s performance of its self-help remedies under this Section 17(b).  In no event shall Lessee have any rights under this Section

17(b) if the failure or service interruption was caused by Force Majeure or any act, omission, negligence or willful misconduct of Lessee or any of its contractors, agents, employees, servants, licensees or invitees or if Lessee is in default under this Lease beyond applicable notice and grace periods.

(c)                                  If Lessee exercises any of its self-help rights under this Article 17, Lessee shall not be entitled to any rent abatement under Article 21 hereof in respect of the occurrence in question other than any rent abatement which may have accrued prior to Lessee exercising such self-help rights.

18.                                 MECHANIC’S LIENS:

Lessee shall, within thirty (30) days after notice from Lessor, discharge or satisfy by bonding or otherwise any mechanic liens for materials or labor claimed to have been furnished to the Premises on Lessee’s direction.  If Lessee shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Lessor may, but shall not be obligated to, discharge the same by bonding proceedings, if permitted by law (and if not so permitted, by deposit in court).  Any amount so paid by Lessor, including all costs and expenses paid by Lessor in connection therewith shall constitute Additional Rent payable by Lessee under this Lease and shall be paid by Lessee to Lessor on demand.

19.                                 RIGHT TO INSPECT AND REPAIR:

Lessor may enter the Premises at any reasonable time on reasonable notice to Lessee (except that no notice need be given in case of emergency) provided that a representative of Lessee is present (provided that Lessee shall make such representative available to Lessor) for the purpose of inspection or the making of structural repairs, replacements or additions in, to, on and about the Premises or the Building, or such other repairs, replacements or additions as required by this Lease or required to safeguard the Building or Property.  Lessee shall have no claims or cause of action against Lessor by reason thereof.  When performing work within the Premises, Lessor shall use commercially reasonable efforts to minimize interference with Lessee’s use and occupancy of the Premises.  In no event shall Lessee have any claim against Lessor for interruption of Lessee’s business, however occurring, including but not limited to that arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and non-structural portions thereof.

20.                                 SERVICES TO BE PROVIDED BY LESSOR/LESSOR’S EXCULPATION:

Subject to intervening laws, ordinances, regulations and executive orders, Lessor agrees as part of Operating Costs, to furnish the following:

(a)                                  Lessor shall furnish cold water to the Premises for ordinary lavatory, drinking, and office cleaning purposes.  Lessor shall install or arrange to have the water company install a water meter at Lessee’s expense which Lessor shall thereafter maintain at Lessee’s reasonable expense unless such maintenance can be performed by the water company in which case the water company shall bill Lessee directly for all maintenance expenses and Lessee shall pay for water consumed as shown on said meter at the cost of same charged to Lessor by the water company.  Lessor, at Lessee’s sole cost and expense, shall furnish rubbish removal services as required and janitorial services and Premises cleaning.  Lessor shall maintain and repair, as required, the exterior areas of the Building and, in connection therewith, furnish landscaping and snow removal services and otherwise keep such areas adequately lighted, reasonably clean and in good order, condition and repair, and Lessee shall pay Lessee’s Percentage share thereof.

(b)                                 Lessor shall provide Lessee with conduits, pipes, tubes and wiring for the supply of electricity, gas, water, sewer and telephone service to the point of connection to the Premises.  Lessee shall have reasonable access to the utility feeds in the portion of the Additional Premises located in Pod A-1 to perform work in the Building (the “Utility Feed Area”); provided that Lessee shall take reasonable safeguards to minimize interference with the tenant occupying the Utility Feed Area.  Lessee shall cooperate with such tenant to minimize such interference.  Notwithstanding the foregoing, in the event of an emergency, Lessor shall provide Lessee with full and unfettered access to the Utility Feed Area and shall include provisions in any sublease of any portion of the Property which confirms such access rights in favor of Lessee.  All services other than as provided pursuant to Section a. hereof to be provided to, or which shall be necessary for the conduct of, Lessee’s operations within the Premises, including, without limitation and for purposes of illustration, the furnishing of electric current and gas energy (subject, however, to the provisions of Article 6), telephone, and any other utility or service which Lessee shall deem necessary or desirable, shall be separately arranged, metered, maintained and paid for by Lessee.  Lessee’s utilities shall be separately metered, except as otherwise provided in this Lease, and all costs of any utilities not separately metered shall be reasonably apportioned by Lessor and shall constitute Additional Rent.  Lessee, at its sole cost and expense, shall cause the Premises to be kept clean and in a good and orderly condition as befits similar buildings in Monmouth County.  In the event Lessee shall employ a contractor to provide any services to the Premises, such contractor (and any subcontractors) shall agree to employ only such labor as will not result in jurisdictional disputes or strikes.  Lessee shall inform Lessor of the names of any contractor or subcontractor Lessee proposes to use in the Premises at least fifteen (15) days prior to the beginning of work by such contractor or subcontractors.

In addition to the services to be performed by Lessor under this Lease, Lessor, at Lessee’s sole cost and expense, shall provide complete management of the Property and Building, excluding providing child care center operations, fitness center, security and food services; it being understood, that Lessee shall contract for such services directly with contractors reasonably acceptable to Lessor and the cost of all such services shall be borne solely by Lessee.  All services to be provided by Lessor or at the direction of Lessor shall be awarded to qualified third party service providers who were the low bidders pursuant to a commercially reasonable competitive bidding process.  Lessee shall have the right, exercisable at Lessee’s reasonable discretion, to disapprove of any service provider and, upon providing notice to Lessor of such disapproval, Lessor shall re-bid the job and promptly retain a replacement service provider pursuant to a commercially reasonable bidding process.  Notwithstanding the foregoing, Lessee agrees that Lessor shall have the right to engage the services of janitorial contractors using union personnel, although such contractor may not be the lowest bidder; although it will be the lowest bidder of the union janitorial contractors.  Lessee shall pay Lessor, as Additional Rent, a management fee in an amount equal to two and one-half percent (2.5%) multiplied by the sum of the following:  (i) Fixed Basic Rent; (ii) Additional Rent not reimbursable to Lessee (i.e., such Additional Rent that is not subject to refund to Lessee); and (iii) base building utility cost (which for purposes hereof shall be deemed $1.00 per rentable square foot of the Premises per annum).  If Lessor reasonably believes that the base building utility costs exceeds $1.00 per rentable square foot per annum, then Lessor shall cause a survey to be performed by an independent engineer to determine the base building utility cost.  If the survey determines that the base building utility cost exceeds $1.00 per rentable square foot per annum, then Lessee shall pay a management fee based upon such determination and Lessee shall pay the cost of the survey.  If the survey determines that the base building utility cost does not exceed $1.00 per rentable square foot per annum, then there shall be no adjustment to the management fee and Lessor shall pay the cost of the survey.  Such management fee shall be payable in installments in the same manner as the Additional Rent pursuant to Article 23 hereof, mutatis mutandis.  The base building utility cost shall mean all utility and energy costs, including any fuel surcharges or adjustments with respect thereto, incurred for electricity, water, sewer, gas and other utilities, not to include the electricity supplied to the lights and outlets of Lessee occupied or to be occupied office space in the Building (as opposed to what would typically be considered “common areas” in a multi-tenanted building).

(b)                                 Lessee shall provide its own security service at its sole cost and expense.  Lessor or any third party tenant may provide security services for such third (3rd) party tenant and the cost thereof shall not be included in Operating Costs.  If Lessee fails to provide reasonably adequate security, Lessor shall have the right to do so, at Lessee’s sole cost and expense.

Notwithstanding any provisions of this Lease, Lessor shall not be liable for failure to furnish any of the aforesaid services when such failure is due to Force Majeure, as hereinafter defined.  Lessor shall not be liable, under any circumstances, including, but not limited to, that arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and non-structural portions thereof, for loss of or injury to Lessee or to property, however occurring, through or in connection with or incidental to the furnishings of, or failure to furnish, any of the aforesaid services or for any interruption to Lessee’s business, however occurring.  Nothing contained herein shall be deemed a waiver of Lessee’s right of constructive eviction if Lessor fails to perform its obligations under this Lease or a waiver of Lessor’s default under this Lease.

(c)                                  Lessor shall not be liable in damages or otherwise, for any delay or failure in Lessee’s receiving any such utilities from the utility company(ies) and in no event shall such delay or failure, regardless of cost, constitute an eviction of Lessee or termination of this Lease.

(d)                                 Access to the Premises is 24 hours per day each day of the year.

(e)                                  Lessee shall have the right to obtain telecommunications service from such providers as it shall elect.  Lessor shall allow such providers to establish and maintain a point of entry in the ground floor of the Building, and Lessor shall not be entitled to charge any fee as a condition to permitting access to the Building or the Premises or for establishing a point of entry in or serving Lessee or any other customers in the Building.  Lessee and its service providers shall have the right to install conduits and cables from the Premises into the ground floor of the Building, through the foundation wall, across the Property and to the street or other utility right of way in order to connect with such providers, all in such manner and along such route as Lessor shall reasonably determine; provided, that Lessor may not require Lessee to share any conduit or cable of another occupant or of Lessor, and Lessee shall not be required to share its conduit or cable with another occupant or with Lessor.  Any such work to the structure of the Building shall be subject to Lessor’s consent as more fully set forth in Article 6 hereof.

21.                                 INTERRUPTION OF SERVICES OR USE:

Interruption or curtailment of any service maintained in the Building or at the Property, if caused by Force Majeure, as hereinafter defined, shall not entitle Lessee to any claim against Lessor or to any abatement in rent, and shall not constitute a constructive or partial eviction, unless Lessor fails to take measures as may be reasonable under the circumstances to restore the service without undue delay.  If the Premises are rendered untenantable in whole or in part, for a period of five (5) consecutive business days or thirty (30) days in any calendar year, by (i) the making of repairs, replacements or additions, other than those made with Lessee’s consent or caused by misuse or neglect by Lessee, or Lessee’s agents, servants, visitors or licensees, (ii) Lessor’s failure to make any repairs or perform any obligation which is Lessor’s responsibility, or (iii) Lessor’s failure to supply any service or utility required to be supplied by Lessor, there shall be a proportionate abatement of Fixed Basic Rent and Additional Rent from and after said fifth (5th) consecutive business day or thirty-first (31st) day in any calendar year and continuing for the period of such untenantability.  In no event, shall Lessee be entitled to claim a constructive eviction from the Premises unless Lessee shall first have notified Lessor in writing of the condition or conditions giving rise thereto.

22.                                 ELECTRICITY/GAS:

Lessor shall cause electricity and gas to be supplied to the Building and to permit Lessee to receive electricity for Lessee’s use of the Premises, including the heating, ventilation and air conditioning (“HVAC”) system.  Lessee shall pay for Lessee’s separate supply of electric current and gas energy by direct application to, and arrangement with, the public utility companies servicing the Building.  Lessee shall have the right to negotiate with the supplier or suppliers of electricity and gas or require Lessor to obtain electricity and gas from alternate suppliers selected by Lessee.  The applicable utility company shall provide such meters used to measure such electricity and gas service.  Lessee shall pay all charges with respect to consumption of electricity and gas applicable to the Premises.  If, pursuant to a Legal Requirement or the policies or operating practices of the public utility company servicing the Building, Lessee is no longer permitted to obtain electrical energy or gas directly from the public utility company, Lessor will furnish electrical energy and/or gas to the Premises either, at Lessor’s option, on a “check-metering” basis or a rent inclusion basis.  Lessor shall give Lessee notice at least thirty (30) days prior to the date on which Lessor shall commence furnishing electrical energy and/or gas to the Premises (unless such notice is not feasible under the circumstances, in which event Lessor will give Lessee such notice as is given to Lessor by the public utility company), which notice will shall confirm Lessor will so furnish electrical energy and/or gas to the Premises at the cost Lessor charged by the public utility company.  If any utilities cannot be separately metered or assessed or are only partially separately metered or assessed and are used in common with other lessees of the Building, Lessee will pay to Lessor an equitable apportionment of such charges for utilities used in common with other lessees of the Building, based on the square footage of floor space leased to each lessee using such common facilities, the average electrical or gas consumption of each lessee and other pertinent considerations, in addition to Lessee’s payment of the partially separately metered charges.  Lessee shall defend, indemnify and hold Lessor harmless from and reimburse Lessor for all liability, damages, costs, fees, expenses, penalties and charges (including, but not limited to, attorneys’ fees and disbursements) incurred in connection with (i) Lessee’s failure to pay for any electricity or gas provided to Lessee hereunder or (ii) misuse or neglect by Lessee of the meters(s) and equipment supplying the electricity or gas.

(a)                                  Lessee’s use of electric current in the Premises shall not exceed the capacity of any electrical conductors and equipment in or otherwise serving the Premises.

(b)                                 Lessor shall not be liable in any way to Lessee for any loss, damage or expense which Lessee may sustain or incur as a result of any failure, defect or change in the quantity or character of electrical or gas energy available for redistribution to the Premises pursuant to this Paragraph nor for any interruption in the supply and Lessee agrees that upon reasonable notice (except no notice shall be required in emergencies) such supply may be interrupted for inspection, repairs and replacement and in emergencies.  In any event, the full measure of Lessor’s liability for any interruption in the supply due to Lessor’s acts or omissions shall be an abatement of rent and additional rent.  In no event shall Lessor be liable for any business interruption suffered by Lessee.

23.                                 ADDITIONAL RENT:

It is expressly agreed that Lessee will pay in addition to the fixed Basic Rent provided in Article 3 above, Additional Rent equal to Lessee’s Percentage (as defined in the Preamble) of the cost for each of the categories of expenses set forth in this Article 23.

For purposes of this Article 23, a “Lease Year” shall mean the Calendar Year, except that the First Lease Year shall commence on the Commencement Date and end on December 31 of such Calendar Year and the Last Lease Year shall end upon the expiration of the Term.

(a)                                  Taxes

(i)                                     During the Term commencing on the Rent Commencement Date, Lessee shall pay to Lessor as Additional Rent, Lessee’s Percentage, as defined in the Preamble, of all taxes, assessments, general and special, ordinary as well as extraordinary, charges, levies and impositions or payments required to be made in lieu thereof, including, but not limited to, water and sewer rents and charges (collectively referred to hereinafter as the “Taxes”) presently or hereinafter in effect, which are or may be made liens upon or against the Building and the Property and which are allocable to the Term.

(ii)                                  If any Taxes are levied, assessed, or imposed on the Building or the Property or on the income or rents derived therefrom as a substitute, in whole or in part, for the current ad valorem real estate tax, Lessee shall pay the same, measured however, as though the Premises were the sole asset of Lessor.

(iii)                               Commencing on the Rent Commencement Date with respect to the Initial Premises or Additional Premises Rent Commencement Date with respect to the Additional Premises, Lessee shall pay Lessee’s Percentage of Lessor’s estimate of Taxes for the First Lease Year and as set forth in Lessor’s itemized statement for each Lease Year thereafter in equal monthly installments, in advance, as Additional Rent, together with Fixed Basic Rent.  Following the expiration of each Lease Year, Lessor shall furnish Lessee with a written statement of the actual Taxes levied against the Building and Property for such Lease Year and Lessee shall, within thirty (30) days after receipt of Lessor’s statement, pay, as Additional Rent, the deficiency, if any, in Taxes payable by Lessee for such Lease Year; and if, at the end of such Lease Year, the total amount paid by Lessee as Lessee’s Percentage is greater than the actual amount required to be paid for such Lease Year, then the amount of such excess will be applied by Lessor to the next succeeding monthly installment of Fixed Basic Rent due hereunder, and if there is any such excess during the Last Lease Year, then the amount of such excess will be refunded to Lessee by Lessor within ninety (90) days after Lessor’s statement is furnished.  All such adjustments shall be subject to verification pursuant to Article 23f).  If the First Lease Year and Last Lease Year is less than a period of 365 days, then Additional Rent payable during these respective lease years shall be the amount equal to (i) Lessee’s Percentage (as defined herein), multiplied by (ii) the Taxes for the calendar year which includes the First Lease Year or Last Lease Year, as the case may be, divided by twelve and multiplied by the number of months (including any portion of a month) during the First Lease Year or Last Lease Year, as the case may be.  Lessor may, if it shall so desire, seek a reduction of the assessed valuation of the Building or the Property for the purpose of reducing Taxes thereon.  If Lessor elects not to contest Real Estate Taxes for any Lease Year, Lessee may request that Lessor contest Real Estate Taxes for such Lease Year, provided that Lessor shall have no obligation to expend any sums in connection with such contest.  Lessor shall, however, act in good faith when determining not to contest Real Estate Taxes for any Lease Year.

(iv)                              Receipts.  Lessor shall, upon Lessee’s request, furnish to Lessee copies of the official receipts from relevant taxing authorities or billing entities or other evidence reasonably satisfactory to Lessee evidencing the payment of any Taxes.

(b)                                 Operating Costs

(i)                                     Operating Costs shall mean any or all expenses incurred by Lessor in connection with the operation of the Building and the Property, including all expenses incurred as a result of Lessor’s compliance with any of its obligations hereunder other than Lessor’s work pursuant to Article 27 hereof but excluding those capital expenditure items for which Lessor is obligated to bear the sole cost under this Lease, and such expenses shall include:  (1) salaries, wages, medical, surgical and general welfare benefits, (including group life insurance) pension payments and other fringe benefits of employees of Lessor engaged in the operation and maintenance of the Building (the salaries and other benefits aforesaid of such employees servicing the Building shall be customary and reasonable and comparable to those of employees servicing similar Buildings located in the County of Monmouth); (2) payroll taxes, worker’s compensation, uniforms and dry cleaning for the employees referred to in subdivision (1); (3) the cost of all charges for rent, casualty, war risk insurance (if obtainable from the United States government) and of liability insurance, terrorism insurance for the Building and the Property to the extent that such insurance is required to be carried by Lessor under any superior lease or superior mortgage or if not required under any superior lease or superior mortgage then to the extent such insurance is carried by owners of buildings comparable to the Building; (4) the cost of all building supplies; (5) Repair and Maintenance Expenses; (6) the cost of all charges for management, window cleaning and service contracts for the Building and the other service facilities related thereto; and (7) and all other items properly constituting operating costs in accordance with generally accepted accounting principles and not otherwise specifically excluded hereunder, Operating costs shall not include; (a) administrative wages and salaries of those not directly involved in the servicing of the Building or any personnel above the level of Property Manager (provided that if any Building personnel services the Building and other buildings owned and/or managed by Lessor or an affiliate of Lessor, Lessor shall reasonably allocate the wages and salaries of such personnel among the buildings they service more than one building); (b) real estate brokerage commissions; (c) franchise taxes or income taxes of Lessor; (d) Taxes; (e) interest and amortization under mortgages; and (f) rent payable under any superior lease.  The following items shall be excluded from Operating Costs:  (1) leasing commissions and any other costs related to leasing, including, without limitation, leasehold improvements for other tenants and marketing costs; (2) cost of repairs or replacements incurred by reason of fire or other casualty (except a reasonable deductible shall be included in Operating Costs), or caused by the exercise of the right of eminent domain; (3) costs incurred in performing work or furnishing services to or for individual tenants (including Lessee) at such tenant’s expense; (4) debt service or other financing or refinancing costs on or in connection with any mortgages now or hereafter encumbering the Building and/or Property; (5) the cost of performing or furnishing services for tenants other than Lessee at Lessor’s expense, to the extent that such work or service Lessor is not obligated to furnish to or for Lessee at Lessor’s expense; (6) the cost of attorneys’, accountants’ and other professional fees incurred in connection with negotiating and drafting leases with other tenants, or in connection with disputes with other tenants or any other litigation or arbitration; (7) costs incurred in the sale or refinancing of the Building and/or Property; (8) interest or penalties due to Lessor’s violations of law, (9) advertising and promotional expenses; (10) depreciation, amortization and interest payments; (11) leasehold improvements made for other tenants; (12) Taxes; (13) ground rent under any superior lease; (14)) costs incurred by Lessor due to the violation by Lessor of the terms and conditions of any lease of space in the Building, including this Lease; (15) overhead and profit increment paid to Lessor or to subsidiaries or affiliates of Lessor for goods and/or services in or to the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; (16) advertising and promotional expenditures and costs of signs in or on the Building or the Property identifying the owner of the Building; (17) tax penalties incurred as a result of Lessor’s failure to make payments and/or file any tax or informational returns when due; (18) costs arising from the negligence or fault of Lessor or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Lessor or its agents including, without limitation, the selection of building materials; (19) notwithstanding any contrary provision of the Lease, including, without limitation, any provision relating to capital expenditures, any and all costs arising from the presence of hazardous materials or substances (as defined by Environmental Laws) in or about the Premises, the Building or the Property including, without limitation, hazardous substances or materials in the ground water or soil, not placed or released in the Premises, the Building or the Property by Lessee or the condition exacerbated by Lessee; (20) costs arising from Lessor’s charitable or political contributions; (21) costs arising from defects in the base, shell or core of the Building or improvements installed by Lessor; (22) costs for or associated with the acquisition of any extraordinary paintings, sculptures, decorative wall hangings or other objects of art; (23) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Lessor and/or the Building and/or the Property; (24) costs associated with the operation of Lessor’s business to the extent that the same are distinguished from the costs of operating the Building and the property, including accounting and legal matters, costs of any disputes between Lessor and any of its employees, any costs associated with the mortgaging of the Property or any other financing related to the Building, the Property or Lessor’s interest therein, disputes of Lessor with Building management or any costs, fees or expenses paid in connection with disputes with other tenants; (25) any entertainment, dining or travel expenses for any purpose; (26) any flowers, gifts, etc. provided to any entity whatsoever, to include, but not be limited to, Lessee, employees, vendors, contractors, prospective tenants and agents; (27) “In-house” legal and/or accounting fees; (28) reserves for bad debt or for future improvements, repairs, additions or the like and (29) management fees, it being understood that Lessee is paying a management fee pursuant to Article 20 hereof.

Whether capital expenditures shall be included in Operating Costs shall be determined in accordance with Article 5 hereof.

(ii)                                  During the Term commencing on the Rent Commencement Date, Lessee shall pay to Lessor, Lessee’s Percentage of Operating Costs.  Commencing on the Rent Commencement Date with respect to the Initial Premises and the Additional Premises Rent Commencement Date with respect to the Additional Premises, Lessee shall pay Lessee’s Percentage of Lessor’s estimate of operating costs for the First Lease Year and as set forth in Lessor’s itemized statement for each Lease Year thereafter, in equal monthly installments, in advance as Additional Rent, together with Fixed Basic Rent.  Following the expiration of each Lease Year, Lessor shall furnish Lessee with an itemized statement of the actual Operating Costs for such Lease Year and Lessee shall, within thirty (30) days after receipt of such itemized statement, pay, as Additional Rent, the deficiency, if any, in charges payable by Lessee for such Lease Year; and if, at the end of such Lease Year, the total amount paid by Lessee as Lessee’s Percentage is greater than the amount required to be paid for such Lease Year, then the amount of such excess will be applied by Lessor to the next succeeding monthly installment of Fixed Basic Rent hereunder; and if there is any such excess during the Last Lease Year, then the amount of such excess will be refunded to Lessee by Lessor within ninety (90) days after Lessor’s itemized statement is finished.  All such adjustments shall be subject to verification pursuant to Article 23(d) hereof.  If the First Lease Year or Last Lease Year is less than a period of 365 days, then Additional Rent payable during these respective lease years shall be the amount equal to (i) Lessee’s Percentage (as defined herein), multiplied by (ii) the Operating Costs for the calendar year which includes the First Lease Year or Last Lease Year, as the case may be, divided by 365 and multiplied by the number of days (including any portion of a month) during the First Lease Year or Last Lease Year, as the case may be.

(c)                                  Intentionally omitted.

(d)                                 Intentionally omitted.

(e)                                  Repair and Maintenance Expenses

Repair and Maintenance Expenses shall mean all costs and expenses incurred by Lessor for replacement, repair and maintenance of all or any part of the Building and Property (except to the extent set forth in Article 5 hereof).

(f)                                    Books and Reports and Rights to Review

a.                                       At any time hereafter and from time to time, Lessor shall furnish to Lessee a statement (“Lessor’s Statement”) setting forth (i) Lessor’s actual Operating Costs, Repair and Maintenance Expenses and Common Utility Expenses and/or actual Taxes for a period which shall have expired only if a final statement has not been previously rendered, and/or (ii) Lessor’s reasonable estimate of Operating Costs, Repair and Maintenance Expenses and Common Utility Expenses and/or Taxes for the current period.  Within thirty (30) days next following rendition of each such Lessor’s Statement, Lessee shall pay to Lessor the entire amount, if any, shown on such Lessor’s Statement as being due with respect to any period which shall have expired.  In addition, Lessee shall pay to Lessor, on the first day of each month following rendition of each such Lessor’s Statement, on account of the estimated Additional Rent thereafter payable, a proportionate sum of the total Additional Rent shown upon such Lessor’s Statement as being Lessor’s reasonable estimate for the current period on an annual basis (it being agreed that Lessor’s estimate shall in any event be deemed reasonable if it is based on actual Operating Costs, Repair and Maintenance Expenses and Common Utility Expenses (or any one or more items thereof) and/or actual Taxes for a period which shall have expired immediately prior thereto, so that one month prior to the end of such period, Lessee’s Percentage share of the increase shall be paid in full, and Lessee shall continue to pay Additional Rent on such basis until receipt of a subsequent Lessor’s Statement.  Such Additional Rent shall be due and payable at the same time as each monthly installment of Fixed Basic Rent.

1.                                       A reconciliation shall be made upon each Lessor’s Statement as follows:  Within ninety (90) days following the end of each annual period, Lessor shall deliver to Lessee Lessor’s Statement for that period; Lessee shall be debited with any Operating Costs, Repair and Maintenance Expenses and Common Utility Expenses and/or actual Taxes payable as shown on such Lessor’s Statement, and credited with the aggregate of the total amount, if any, paid by Lessee in accordance with the provisions of the preceding paragraph on account of the estimated Additional Rent, for the period or item in question, and, within thirty (30) days next following rendition of such Lessor’s Statement, Lessee shall pay Lessor the amount of any net debit balance shown thereon a Lessor shall apply against the next ensuing installments of Fixed Basic Rent and Additional Rent the net credit balance shown thereon, or at the Expiration Date, any balance due Lessee shall be paid to Lessee.  Lessor’s failure to provide Lessor’s Statement within such ninety (90) day period shall not prevent Lessor from submitting a statement thereafter and collecting the Additional Rent set forth therein (subject to Section 23(f).b.2. below) or otherwise be deemed a release of Lessee’s obligation to pay Additional Rent for such annual period.

2.                                       Without limiting the preceding provisions of Section 23(f)(a), it is understood that Lessor shall furnish a Lessor’s Statement, for each calendar year falling wholly or partially within the Term.

b.                                      1.             Lessor’s failure to render Lessor’s Statements with respect to any period shall not prejudice Lessor’s right to render a Lessor’s Statement with respect to that or any subsequent period, except Lessor shall not have the right to deliver a Lessor’s Statement more than one (1) year after the end of an annual period.  The obligations of Lessor and Lessee under the provisions of this Section with respect to Additional Rent shall survive the expiration or any sooner termination of the Term.

2.                                       Each final Lessor’s Statement for any annual period shall be conclusive and binding upon Lessee unless within one (1) year after receipt of such Lessor’s Statement, Lessee shall notify Lessor that it disputes the reasonableness or correctness of Lessor’s Statement, specifying to the extent known by Lessee the respects in which Lessor’s Statement is claimed to be unreasonable or incorrect.  Pending the determination of such dispute by agreement or otherwise, Lessee shall pay Additional Rent in accordance with the applicable Lessor’s Statement, and such payment will be without prejudice to Lessee’s position.  If the dispute shall be finally determined in Lessee’s favor by arbitration pursuant to this Section, Lessor shall forthwith pay Lessee the amount of Lessee’s overpayment of Additional Rent resulting from compliance with Lessor’s Statement, together with the cost of any audit conducted by Lessee (but such audit cost shall be paid by Lessor only if Lessee’s overpayment exceeded 5% of the amount actually due).

3.                                       Lessee shall have the right, at its sole cost and expense, to audit Lessor’s books and records for any portion of Lessor’s Statement.  Lessee’s right under the provisions of this Section 23 may be exercised only once for any Lessor’s Statement and if Lessee fails to audit within said one-year period, then in such event, Lessee’s rights as provided herein with respect to that particular Lessor’s Statement shall be deemed waived.

4.                                       (i)            Lessee acknowledges that Lessor maintains its records for the Property at the offices of its managing agent as it may change from time to time, and Lessee agrees that any review of records as provided for in this Section 23 shall take place at the offices of Lessor’s managing agent, which may change from time to time, provided that at all times copies shall be in the United States.  Lessee acknowledges and agrees that any records reviewed by it shall constitute confidential information of Lessor which shall not be disclosed to anyone other than the Lessee’s accountants, attorneys and advisors, and the principals of Lessee, or if required by law or in connection with any litigation or arbitration, and disclosure or dissemination of such information shall be deemed a material breach of this Lease and Lessor shall be entitled to all its remedies at law or in equity.

(ii)                                  In the event that Lessee finds an error in Lessor’s Statement, such error shall be:  (a) promptly corrected in the event that Lessor agrees with Lessee, or (b) resolved by agreement between Lessor and Lessee in the event that Lessor does not agree with Lessee.  In the event that Lessor and Lessee are unable to resolve such error, then in such event the error shall be determined by arbitration by an arbitrator selected by the American Arbitration Association, whose decision on the dispute will be final and binding upon both parties.  If the Disputed Item (as hereinafter defined) is agreed upon by Lessor and Lessee, or found by the arbitrators, to be greater or lesser than the amount set forth in Lessor’s Statement, then in such event:

(i)                                     if Lessee has overpaid its obligations for a preceding period, the amount of such overpayment shall be credited against Lessee’s subsequent payments of fixed Basic Rent and Additional Rent, and any balance then due shall be paid to Lessee at the Expiration Date; or (ii) if Lessee has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid to Lessor with Lessee’s next installment obligation of Operating Costs, Repair and Maintenance Expenses and Common Utility Expenses and/or actual Taxes.

(iii)                               (a)           In the event that Lessor and Lessee are unable to resolve a dispute concerning the reasonableness and/or correctness of any specific item on Lessor’s Statement (hereinafter referred to as the “Disputed Item”), then the matter shall be submitted to arbitration in accordance with the provision set forth above.

(b)           In no event shall the arbitrator enlarge upon, or alter or amend, this Lease or Lessor’s or Lessee’s rights as provided in this Lease, it being understood that the sole issue for determination by the arbitrator shall be the single issue of fact as to the reasonableness and/or correctness of the Disputed Item.  The arbitrator shall be certified public accountants who are disinterested and are currently practicing in the Union County, New Jersey area with at least ten (10) years experience in evaluating and auditing common area maintenance charges.

(c)           Except as otherwise provided in the following sentence, the fees and expenses of an arbitration proceeding shall be borne by the losing party.  The fees of respective counsel engaged by the parties the fees and expenses of expert witnesses and other witnesses called and the cost of transcripts shall be borne by the parties engaging such counsel or calling such witness or ordering such transcripts.

c.                                       Lessee shall pay and discharge, or cause to be paid and discharged, the following items, regardless of to whom or how incurred, all taxes and assessments, if any, which shall or may during the Term be charged, levied, assessed or imposed upon, or become a lien upon, the personal property of Lessee used in the operation of the Demised Premises and which, if not paid by Lessee, would be collectible from Lessor.

d.                                      Lessor, at Lessee’s request and at Lessee’s sole cost and expense, shall, in a timely manner, for each relevant period during the Term, for each Tax applicable to the Property, seek the largest reduction of the assessed valuation of the Property available to Lessor by the commencement and diligent prosecution of the appropriate tax reduction proceeding.

24.                                 ESTOPPEL:

Lessor and Lessee agree at any time and from time to time, within twenty (20) days after request by the other, to execute, acknowledge and deliver a statement certifying to the requesting party or any party it designates (i) the Commencement Date, the Rent Commence Date and the Expiration Date hereunder, (ii) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), (iii) the dates to which the Fixed Basic Rent and Additional Rent have been paid, (iv) whether or not to the knowledge of the signer of such statement (a) the other party is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each such default, (b) either party is holding any funds under this Lease in which the other has an interest (and, if so, specifying the party holding such funds and the nature and amount thereof), and (c) there is any amount then due and payable to either party to the other and (v) to the knowledge of the signer of such statement, any other factual statement in connection with this Lease, it being intended that any such statement delivered pursuant to this Section may be relied upon by Lessor or Lessee and any party with whom it is dealing.

25.                                 HOLDOVER TENANCY:

If Lessee holds possession of the Premises after the Expiration Date of this Lease, Lessee shall become a tenant from month to month under the provisions herein provided, but at one hundred fifty percent (150%) of the monthly Fixed Basic Rent for the last month of the Term plus the Additional Rent, for the first six (6) months of Lessee’s holding over and two hundred percent (200%) of the monthly Fixed Basic Rent for the last month of the Term thereafter, plus the Additional Rent, which shall continue as provided in the Lease which sum shall be payable in advance on the first day of each month, and without the requirement for demand or notice by Lessor to Lessee demanding delivery of possession of said Premises, and such tenancy shall continue until terminated by Lessor, or until Lessee shall have given to Lessor, at least thirty (30) days prior to the intended date of termination, a written notice of intent to terminate such tenancy, which termination data must be as of the end of a calendar month Lessee’s obligations under this Section shall survive the expiration or sooner termination of the Lease.  The time limitations described in this Article shall not be subject to extension for Force Majeure.

26.                                 RIGHT TO SHOW PREMISES:

Lessor may show the Premises to prospective purchasers and mortgagees; and during the twelve (12) months prior to termination of this Lease, to prospective tenants, during Building Hours on reasonable notice to Lessee, during reasonable times and on the condition that Lessor is accompanied by a representative of Lessee, Lessee shall make such representative available to Lessor upon reasonable notice.

27.                                 LESSOR’S WORK - LESSEE’S DRAWINGS:

Lessee shall accept the Premises “as is”.  Such term shall mean in the same condition and repair in which the prior tenant vacated such space, and Lessee shall be responsible for any demolition and removal of any improvements existing in the Premises in connection with the prior tenant’s occupancy, and all other work as may be necessary to convert the Premises to Lessee’s requirements and to comply with any and all requirements of Governmental Authority, except as specifically set forth herein.  Lessor shall not be responsible for performing any work with respect to such space, except that Lessor shall perform such work in the Building as may be required to deliver the Building to Lessee in good operating condition and such other work as Lessor shall determine is reasonably necessary upon review of the due diligence materials Lessor has prepared or caused to be prepared for the Premises.  Lessor shall deliver copies of the due diligence materials to Lessee.  The cost of such work shall be included in the calculations set forth in the Rent Rider attached hereto and in the determination of the Fixed Basic Rent.  Any work, changes or improvements made to such space shall be performed at Lessee’s expense in accordance with the terms of this Lease, including Exhibit C attached hereto and made a part hereof.

28.                                 WAIVER OF TRIAL BY JURY:

To the extent such waiver is permitted by law, the parties waive trial by jury in any action or proceeding brought in connection with this Lease or the Premises.

29.                                 LATE CHARGE:

Anything in this Lease to the contrary notwithstanding, at Lessor’s option, Lessee shall pay a Late Charge of five percent (5%) of any installment of Fixed Basic Rent or Additional Rent paid more than ten (10) days after the due date thereof, to cover the extra expense involved in handling delinquent payments, said Late Charge to be considered Additional Rent.  The amount of the Late Charge to be paid by Lessee shall be reassessed and added to Lessee’s obligations for each successive monthly period until paid.

Notwithstanding anything in this Article to the contrary, Lessor shall waive a Late Charge one time during each Lease Year provided, however, the installment of Fixed Basic Rent or Additional Rent so due is paid by the twentieth (20th) day of the month.  Payment received subsequent to the twentieth (20th) of the month during these grace periods shall require a Late Charge to be reassessed and added to Lessee’s obligations hereunder.

30.                                 LESSEE’S INSURANCE:

(a)                                  Lessee covenants to provide at Lessee’s cost and expense on or before the earlier of (i) the Commencement Date, or (ii) Lessee’s taking actual possession for the purpose of completing any improvement work, and to keep in full force and effect during the entire Term and so long thereafter as Lessee, or anyone claiming by, through or under Lessee, shall occupy the Premises, insurance coverage as follows:

(i)                                     Commercial General Liability Insurance with contractual liability endorsements with respect to the Premises and the business of Lessee in which Lessee shall be adequately covered under limits of liability of not less than $2,000,000 for injury or death to any one person and $5,000,000 for injury or death to more than one person and $1,000,000 with respect to property damage.

(ii)                                  Fire and Extended Coverage, Vandalism, Malicious Mischief, Sprinkler Leakage and Special Extended Coverage Insurance in an amount adequate to cover the cost of replacement of all Lessee’s personal property and personal property leased by Lessee, decoration, trade fixtures, furnishings, equipment in the Premises and all contents therein.  Lessor shall not be liable for any damage to such property of Lessee by fire or other peril.

(iii)                               Worker’s Compensation Insurance in the minimum statutory amount covering all persons employed by Lessee.

(iv)                              Said limits shall be subject to periodic review and Lessor reserves the right to increase said coverage limits if, in the reasonable opinion of Lessor, said coverage becomes inadequate and is less than that commonly maintained by tenants in similar buildings in the area by tenants making similar uses.  On or before the Commencement Date, and thereafter at Lessor’s request, Lessee shall provide Lessor evidence of the insurance coverage required herein in the form of a duplicate original insurance policy, an insurance binder (countersigned by the insurer), or Evidence of Insurance (in form ACORD 27) for each of the insurance policies Lessee is required to carry in compliance with its obligations under this Lease.

(v)                                 If at any time during the term of this Lease, Lessee owns or rents more than one location, its liability policy shall contain an endorsement to the effect that the aggregate limit in the policy shall apply separately to each location owned or rented by Lessee.

(b)                                 All of the aforesaid insurance shall (i) name Lessor as an additional insured on a primary basis (except with respect to the coverages set forth in clause 30(a)(ii) and 30(a)(iii)); (ii) shall be written by one or more responsible insurance companies licensed in the State of New Jersey satisfactory to Lessor and in form satisfactory to Lessor; (iii) contain endorsements substantially as follows:

“It is understood and agreed that the insurer will give to Lessor (or any successor Lessor), c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey, thirty (30) days prior written notice of any material change in or cancellation of this policy.”

and (iv) shall be written on an “occurrence” basis and not on a “claims made” basis.

(c)                                  Lessee shall be solely responsible for payment of premium and Lessor (or its designee) shall not be required to pay any premium for such insurance.  Lessee shall deliver to Lessor on or before the Commencement Date, and at least fifteen (15) days prior to the expiration of such policy, either a duplicate original or an insurance certificate it being the intention of the parties hereto that the insurance required under the terms hereof shall be continuous during the entire Term of this Lease and any other period of time during which pursuant to the Term hereof, said insurance is required.  Any insurance carried by Lessee shall be in excess of and will not contribute with the insurance carried by Lessor for injuries or damage arising out of the Premises.

(d)                                 Lessee agrees, at its own cost and expense, to comply with all rules and regulations of the National Fire Protection Association (NFPA) National Fire Code with respect to its use and occupancy of the Premises.

(e)                                  Lessor makes no representation that the limits of liability specified to be carried by Lessee or Lessor under the terms of this Lease are adequate to protect Lessee against Lessee’s undertaking under this Article 30, and in the event Lessee believes that any such insurance coverage called for under this Lease is insufficient, Lessee shall provide, at is own expense, such additional insurance as Lessee deems adequate.

(f)                                    In the event the Premises or its contents are damaged or destroyed by fire or other insured casualty, (i) Lessor hereby waives its rights, if any, against Lessee with respect to such damage or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Lessee, and (ii) Lessee hereby waives its rights, if any, against Lessor with respect to such damage, or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Lessor, provided, however, such waivers of subrogation shall only be effective with respect to loss or damage occurring during such time as Lessor’s or Lessees policies of fire insurance (as the case may be) shall contain in clause or endorsement providing in substance that the aforesaid waiver of subrogation shall not prejudice the type and amount of coverage under such policies or the right of Lessor or Lessee (as the case may be) to recover thereunder.  If, at any time, Lessor’s or Lessee’s insurance carrier refuses to write insurance which contains a consent to the foregoing waiver of subrogation, Lessor or Lessee, as the case may be, shall notify the party thereof in writing, and upon the giving of such notice, the provisions of this Section shall be null and void as to any casualty which occurs after such notice.  If Lessor’s or Lessee’s insurance carrier shall make a charge for the incorporation of the aforesaid waiver of subrogation in its policies, then the party requesting the waiver shall promptly pay such charge to the other party upon demand.  In the event the party requesting their waiver fails to pay such charge upon demand, the other party shall be released of its obligation to supply such waiver.

31.                                 NO OTHER REPRESENTATIONS:

No representations or promises shall be binding on the parties hereto except those representations and promises contained herein or in some future writing signed by the party making such representation(s) or promise(s).

32.                                 QUIET ENJOYMENT:

Lessor covenants that if, and so long as, Lessee pays Fixed Basic Rent, and any Additional Rent as herein provided, and performs Lessee’s covenants hereof, Lessor shall do nothing to affect Lessee’s right to peaceably and quietly have, hold and enjoy the Premises for the Term herein mentioned, subject to the provisions of this Lease.

33.                                 INDEMNITY:

Subject to Section 30f of this Lease, Lessee shall indemnify and save harmless Lessor and its agents against and from:  (a) any and all claims (i) arising from (x) the conduct or management by Lessee, its subtenants, licensees, its or their employees, agents, contractors or invitees on the Premises or of any business therein, or (y) any work or thing whatsoever done, or any condition created (other than by Lessor for Lessor’s or Lessee’s account) in or about the Premises during the Term of this Lease or during the period of time, if any, prior to the Commencement Date that Lessee may have been given access to the Premises, or (ii) arising from any negligent or otherwise wrongful act or omission of Lessee or any of its subtenants or licensees or its or their employees, agents, contractors or invitees, and (b) all costs, expenses and liabilities incurred in or in connection with each such claim, action or proceeding brought thereon.  In case any action or proceeding be brought against Lessor by reason of any such claim, Lessee, upon notice from Lessor, shall resist and defend such action or proceeding.

Subject to Section 30f of this Lease, Lessor shall indemnify and save harmless Lessee and its agents against and from:  (a) any and all claims (i) arising from (x) the conduct of management by Lessor, its employees, agents, contractors or invitees, or their employees, agents, contractors or invitees on the Premises, or (y) any work or thing whatsoever done, or any condition created (other than by Lessee) in or about the Premises during the Term of this Lease, or (ii) arising from any negligent or otherwise wrongful act or omission of Lessor or any of its employees, agents, contractors, or invitees, or their employees, agents, contractors or invitees, and (b) all costs, expenses and liabilities incurred in or in connection with each such claim, action or proceeding brought thereon.  In case any action or proceeding be brought against Lessee by reason of any such claim, Lessor, upon notice from Lessee, shall resist and defend such action or proceeding.

34.                                 ARTICLE HEADINGS:

The article headings in this Lease and position of its provisions are intended for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

35.                                 APPLICABILITY TO HEIRS AND ASSIGNS:

The provisions of this Lease shall apply to, bind and inure to the benefit of Lessor and Lessee, and their respective heirs, successors, legal representatives and assigns.  It is understood that the term “Lessor” as used in this Lease means only the owner, a mortgagee in possession or a term lessee of the Building, so that in the event of any sale of the Building or of any lease thereof, or if a mortgagee shall take possession of the Premises, the Lessor herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, the term lessee of the Building, or the mortgagee in possession has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder.

36.                                 PARKING:

Lessee’s occupancy of the Premises shall include the use of the outside parking spaces only as set forth in the Preamble, all of which will be unassigned The parking spaces may be used only by the Lessee and invitees of Lessee at any and all times.  Prior to the Additional Premises Commencement Date, Lessee shall comply with such reasonably prescribed rules and regulations of Lessor with respect to the parking areas.

37.                                 LESSOR’S LIABILITY FOR LOSS OF PROPERTY:

Lessor shall not be liable for any loss of property from any cause whatsoever, including but not limited to theft or burglary from the Premises, and any such loss arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and non-structural portions thereof, and Lessee covenants and agrees to make no claim for any such loss at any time.

38.                                 PARTIAL INVALIDITY:

If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

39.                                 LESSEE’S BROKER:

Lessor and Lessee each represents and warrant to the other party that the broker, as defined in the Preamble is the sole broker with whom each party has negotiated in bringing about this Lease and each party agrees to indemnify and hold the other party and Lessor’s mortgagee(s) harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease by Lessor and Lessee.  In no event shall Lessor’s mortgagee(s) have any obligation to any broker involved in this transaction.

40.                                 PERSONAL LIABILITY:

Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of Lessor’s constituent members (to include but not be limited to, officers, directors, partners and trustees) their respective successors, assigns or any mortgagee in possession (for the purposes of this Article, collectively referred to as “Lessor”), with respect to any of the terms, covenants and conditions of this Lease, and that Lessee shall look solely to the equity of Lessor in the Building for the satisfaction of each and every remedy of Lessee in the event of any breach by Lessor of any of the terms, covenants and conditions of this Lease to be performed by Lessor, such exculpation of liability to be absolute and without any exceptions whatsoever.

Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessee, that there shall be absolutely no personal liability on the part of Lessee’s officers, directors, partners, shareholders and trustees and their respective successor with respect to any of the terms, covenants and conditions of this Lease.

41.                                 NO OPTION:

The submission of this Lease Agreement for examination does not constitute a reservation of, or option for, the Premises, and this Lease Agreement becomes effective as a Lease Agreement only upon execution and delivery thereof by Lessor and Lessee.

42.                                 DEFINITIONS:

(a)                                  Affiliate — Affiliate shall mean any corporation or other entity related to Lessee as a parent, subsidiary or brother-sister corporation so that such corporation or other entity and such party and other corporations or other entities constitute a controlled group as determined under Section 1563 of the Internal Revenue Code of 1986, as amended and as elaborated by the Treasury Regulations promulgated thereunder or any business entity in which Lessee has more than a fifty percent (50%) interest.

(b)                                 Building Systems — Any and all of the following:  (a) the elevators of the Building; (b) the core toilets and utility closets of the Building; and (c) the heating, air conditioning, ventilating, mechanical, condenser water, plumbing, domestic water, sanitary, sprinkler (but not sprinkler heads or related horizontal piping), fire control and alarm and life safety and security systems of the Building and other systems of the Building.

(c)                                  Common Areas — shall include all that area outside the Building including but not limited to parking areas, sidewalks, curbs, grounds, on site water lines, electric lines, gas lines, sanitary sewer lines and storm water lines, and roadways associated with the Property.

(d)                                 Force Majeure — Force Majeure shall mean and include those situations beyond Lessor’s reasonable control, including by way of example and not by way of limitation, acts of God; strikes; shortages of labor, supplies or materials; or, where applicable, the passage of time while waiting for an adjustment or insurance proceeds.  Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Fixed Basic Rent or Additional Rent, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure.

(e)                                  Governmental Authority — “Governmental Authority” shall mean any Federal, state or local government or any department, political subdivision, bureau, agency, office or officer thereof, or any other governmental authority having jurisdiction over the requirements of every statute, law, ordinance, regulation, rule requirement, order or directive, now or hereafter made by such Federal, state or local government or any department, political subdivision, bureau, agency, office or officer thereof.

(f)                                    Lessee’s Percentage — The parties agree that Lessee’s Percentage, as defined in the Preamble, reflects and will be continually adjusted to reflect the ratio of the gross square feet of the area rented to Lessee [the numerator] as compared with the total number of gross square feet of the Building Area (or additional buildings that may be constructed within the Property) [the denominator] measured outside wall to outside wall.

43.                                 LEASE COMMENCEMENT:

Notwithstanding anything contained herein to the contrary, except as provided in Section 27, if Lessor cannot deliver possession of the Initial Premises or Additional Premises, as provided for in Article 27(a), to Lessee at the commencement of the agreed Term as set forth in Article 2, this Lease shall not be void or voidable, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom, but in that event, the Term shall be for the full term as specified above to commence from and after the date Lessor shall have delivered possession of the Initial Premises or Additional Premises to Lessee, as the case may be, or from the date Lessor would have delivered possession of the Initial Premises or Additional Premises to Lessee, as the case may be, but for Lessee’s failure to timely supply to Lessor such drawings and/or information required by Exhibit B or for any other reason attributable to Lessee (herein the “Commencement Date”) and to expire on the Expiration Date, unless extended by Lessee pursuant to the exercise of its Renewal Options pursuant to Article 54 hereof, and if requested by Lessor, Lessor and Lessee shall, by a writing signed by the parties, ratify and confirm said Commencement and Expiration Dates and Additional Premises Commencement Date.

44.                                 NOTICES:

Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if delivered personally or sent by registered mail, certified mail or nationally recognized overnight delivery service return receipt requested in a postage paid envelope addressed, if to Lessee, at the above described Building; if to Lessor, at Lessor’s address as set forth above; or, to either at such other address as Lessee or Lessor, respectively, may designate in writing.  Notice shall be deemed to have been duly given, if delivered personally, on delivery thereof, and if mailed, upon a party’s receipt or rejection as evidenced by a bill of lading, return receipt or upon delivery if personally served.

45.                                 ACCORD AND SATISFACTION:

No payment by Lessee or receipt by Lessor of a lesser amount than the rent and additional charges payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated Fixed Basic Rent and Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for Fixed Basic Rent or Additional Rent be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such Fixed Basic Rent and Additional Rent or pursue any other remedy provided herein or by law.

46.                                 EFFECT OF WAIVERS:

No failure by Lessor to insist upon the strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent by Lessor during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition.  No consent, or waiver, express or implied, by Lessor to or of any breach of any covenant, condition or duty of Lessee be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless in writing signed by Lessor.

47.                                 LEASE CONDITION:

Intentionally omitted.

48.                                 MORTGAGEE’S NOTICE AND OPPORTUNITY TO CURE:

Lessee agrees to give any mortgagees and/or trust deed holders, by registered mail, a copy of any notice of default served upon Lessor, provided that, prior to such notice, Lessee has been notified in writing (by way of notice of assignment of rents and leases or otherwise) of the address of such mortgagees and/or trust deed holders.  Lessee further agrees that, if Lessor shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary (but not to exceed ninety (90) days), if within such thirty (30) days, any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default, in which event this Lease shall not be terminated while such remedies are diligently pursued to completion.

49.                                 LESSOR’S RESERVED RIGHT:  [INTENTIONALLY OMITTED]

50.                                 CORPORATE AUTHORITY:

If Lessee is a corporation, Lessee represents and warrants that this Lease and has been duly authorized and approved by the corporation’s Board of Directors.  The undersigned officers and representatives of the corporation represent and warrant that they are officers of the corporation with authority to execute this Lease on behalf of the corporation, and within fifteen (15) days of execution hereof, Lessee will provide Lessor with a corporate resolution confirming the aforesaid.  Lessee hereby warrants and covenants to and for the benefit of Lessor as follows:  (a) Lessee and each of its subsidiaries, predecessors, agents, direct and indirect owners and their respective affiliates has at all applicable times been, is now and will in the future be, in compliance with U.S. Executive Order 13224 and no action, proceeding, investigation, charge, claim, report or notice has been filed, commenced or threatened against any of them alleging any failure to so comply; (b) neither Lessee nor any Guarantor or any of their respective agents, subsidiaries or other affiliates has, after due investigation and inquiry, knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in (i) any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against any of them alleging any failure to comply with the Order, or (ii) the imposition of any civil or criminal penalty against any of them for any failure to so comply; (c) the names, addresses, and in the case of entities, jurisdiction of formation or organization, as the case may be, of Lessee and each Guarantor and the predecessors, agents, subsidiaries, direct and indirect owners, and affiliates of each of them are set forth on the attached Exhibit H (titled “Executive Order 13224 Compliance Information”), and none of them are included in the United States Treasury Department’s Office of Foreign Assets Control list; and (d) prior to any changes in direct or indirect ownership of Lessee or any Guarantor, Lessee shall give written notice to Lessor signed by Lessee and each Guarantor (i) advising Lessor in reasonable detail as to the proposed ownership change, and (ii) affirming that the representations and warranties herein contained will remain true and correct.

Lessor represents and warrants that the corporate officer set forth below has the authority to enter into this Lease.

51.                                 LESSEE’S EXPANSION/RELOCATION:

Intentionally omitted.

52.                                 MISCELLANEOUS:

(a)                                  No Underground Storage Tanks:  Lessee warrants and represents that it will, at no time, install any underground storage tanks anywhere in the Premises or on the Property.  A breach of this covenant shall be deemed a default under the Lease, and Lessor shall have the right to terminate the Lease upon the happening of such event.

(b)                                 Refuse Removal:  Lessor, at Lessee’s sole cost and expense, shall be responsible for removal of Lessee’s trash from the Premises and discharge of same to the dumpsters located in the rear parking lot.  Lessor, at Lessee’s sole cost and expense, shall also be responsible for having the trash removed from the dumpsters.

(c)                                  Lessor’s Consent:  If Lessee believes that the Lessor has unreasonably withheld its consent and/or delayed its consent, then Lessee’s sole remedy shall be to seek specific performance.  The Lessee shall have no right to seek money damages.  Lessee’s waiver as to no other claims or causes of action as a result of Lessor’s actions in refusing to consent hereunder shall not apply if it is judicially determined that Lessor acted in bad faith or maliciously with respect to its refusal to consent hereunder.  The parties agree that the question of Lessor’s reasonableness in refusing to consent hereunder may be submitted to expedited arbitration in accordance with the rules of the office of the American Arbitration Association (or any successor) within or nearest to Union County, New Jersey.

(d)                                 Overtime HVAC:  Lessee shall be entitled to make use of the HVAC system beyond the Building Hours (as defined below), at Lessee’s sole cost and expense.  The parties shall establish a protocol to determine how to measure the number of hours Lessee is using overtime HVAC service.  It is understood and agreed that Lessee shall pay the sum of TWELVE AND 50/100 DOLLARS ($12.50) per hour per pod for air conditioning or heating services.  In addition, Lessee shall pay the cost of labor and maintenance of the HVAC system and utilities servicing the HVAC system in accordance with this Lease.  The Building contains four (4) pods as shown on Exhibit A.

In no event shall the Lessee pay less than the sum of TWELVE AND 50/100 DOLLARS ($12.50) per hour per pod for such overtime air conditioning or heating service.

Building Hours — Monday through Friday, 8:00 a.m. to 6:00 p.m., and Saturdays, 8:00 a.m. to 1:00 p.m., but excluding Building holidays as reasonably determined by Lessor from time to time.

(e)                                  Multi tenanted:  The parties acknowledge that the Building will be multi-tenanted for approximately one (1) year during the initial Term.  During such period, Lessee shall reasonably cooperate with Lessor to enable Lessor to manage the Building in a first class manner, including obeying such reasonable rules and regulations as may be necessary to operate the common areas of the Building, if any, and the Property.

(f)                                    Within ten (10) business days after Lessor’s request, Lessee shall provide Lessor with Lessee’s then current audited financial statements, if available, and if not available, the then current income statement and balance sheet, certified by Lessee’s Chief Financial Officer or Lessee’s most highly ranked financial officer.  Lessor shall execute a commercially reasonable confidentiality agreement within which Lessor agrees to only share such information for a legitimate business purpose, e.g. financing of the Property.

53.                                 PURCHASE CONTINGENCY:

This Lease is contingent upon Lessor acquiring the Property and Building within forty-five (45) days after the date of execution and delivery of this Lease by Lessor and Lessee.  If Lessor fails to acquire the Property and Building within such forty-five (45) day period, then this Lease shall be null and void and of no further force or effect and neither party shall have further liability to the other.

54.                                 RENEWAL OPTION:

(a)                                  If the term of this Lease shall then be in full force and effect and Lessee has complied fully with its obligations hereunder, Lessee shall have the option to extend the term of this Lease for two (2) successive periods of five (5) years each (the first five (5) year period being hereafter referred to as the “First Renewal Term” and the second five (5) year period being hereafter referred to as the “Second Renewal Term”) commencing on the day immediately following the Expiration Date of the initial Term or First Renewal Term, as the case may be, provided however that Lessee shall give Lessor notice of its election to extend the term no earlier than twenty-one (21) months prior to the applicable Expiration Date nor later than fifteen (15) months prior to the applicable Expiration Date, TIME BEING OF THE ESSENCE in connection with the exercise of each of Lessee’s options pursuant to this Article.

(b)                                 Such extension of the term of this Lease shall be upon the same covenants and conditions, as herein set forth except for the Fixed Basic Rent (which shall be determined in the manner set forth below), and except that Lessee shall have no further right to extend the term of this Lease after the exercise of the second option described in paragraph (a) of this Section.  If Lessee shall duly give notice of its election to extend the term of this Lease, the First Renewal Term or the Second Renewal Term, as the case may be, shall be added to and become a part of the Term of this Lease (but shall not be considered a part of the initial Term), and any reference in this Lease to the “Term of this Lease”, the “Term hereof”, or any similar expression shall be deemed to include such renewal term, and, in addition, the term “Expiration Date” shall thereafter mean the last day of the applicable renewal term.  During the First Renewal Term or the Second Renewal Term, Lessor shall have no obligation to perform any alteration or preparatory or other work in and to the Premises and Lessee shall continue possession thereof in its “as is” condition.

(c)                                  If Lessee exercises its option for the either renewal term, the Fixed Basic Rent during the First Renewal Term or the Second Renewal Term, as the case may be, shall be ninety-five percent (95%) of the fair market rent for the Premises, as hereinafter defined.

(d)                                 Lessor and Lessee shall use their best efforts, within thirty (30) days after Lessor receives Lessee’s notice of its election to extend the Term of this Lease (“Negotiation Period”), to agree upon the Fixed Basic Rent to be paid by Lessee during the First Renewal Term or Second Renewal Term, as the case may be.  If Lessor and Lessee shall agree upon the Fixed Basic Rent for the applicable renewal term, the parties shall promptly execute an amendment to this Lease stating the Fixed Basic Rent for the applicable renewal term.

(e)                                  If the parties are unable to agree on the Fixed Basic Rent during the Negotiation Period, then within fifteen (15) days after notice from the other party, given after expiration of the Negotiation Period, each party, at its cost and upon notice to the other party, shall appoint a person to act as an appraiser hereunder, to determine the fair market rent for the Premises.  Each such person shall be a real estate broker or appraiser with at least ten years’ active commercial real estate appraisal or brokerage experience (involving the leasing of office space as agent for both landlords and lessees) in the County of Monmouth.  If a party does not appoint a person to act as an appraiser within said fifteen (15) day period; the person appointed by the other party shall be the sole appraiser and shall determine the aforesaid fair market rent.  Each notice containing the name of a person to act as appraiser shall contain also the person’s address.  Before proceeding to establish the fair market rent, the appraisers shall subscribe and swear to an oath fairly and impartially to determine such rent.

If the two appraisers are appointed by the parties as stated in the immediately preceding paragraph, they shall meet promptly and attempt to determine the fair market rent.  If they are unable to agree within forty-five (45) days after the appointment of the second appraiser, they shall attempt to select a third person meeting the qualifications stated in the immediately preceding paragraph within fifteen (15) days after the last day the two appraisers are given to determine the fair market rent.  If they are unable to agree on the third person to act as appraiser within said fifteen (15) day period, the third person shall be appointed by the American Arbitration Association (the “Association”), upon the application of Lessor or Lessee to the office of the Association nearest the Building. The person appointed to act as appraiser by the Association shall be required to meet the qualifications stated in the immediately preceding paragraph.  Each of the parties shall bear fifty percent (50%) of the cost of appointing the third person and of paying the third person’s fees.  The third person, however selected, shall be required to take an oath similar to that described above.

The third appraiser shall conduct such hearing and investigations as he may deem appropriate and shall, within thirty (30) days after the date of his appointment, determine the fair market rent by selecting the fair market rent determined by either the appraiser selected by Lessor or the appraiser selected by Lessee.  The third appraiser shall have no discretion other than to choose the fair market rent determined by one of the other two appraisers by the process commonly known as “baseball arbitration”.

Notwithstanding the foregoing, in no event shall (i) the Fixed Basic Rent during the First Renewal Term be less than the Fixed Basic Rent during the last year of the initial Term of this Lease and (ii) the Fixed Basic Rent during the Second Renewal Term be less than the Fixed Basic Rent during the last year of the First Renewal Term.

(f)                                    After the fair market rent has been determined by the appraiser or appraisers and the appraiser or appraisers shall have notified the parties, at the request of either party, both parties shall execute and deliver to each other an amendment of this Lease stating the Fixed Basic Rent for the First Renewal Term or the Second Renewal Term, as the case may be.

(g)                                 If the Fixed Basic Rent for the First Renewal Term has not been agreed to or established prior to the commencement of First Renewal Term, then Lessee shall pay to Lessor an annual rent (“Temporary Rent”) which Temporary Rent shall be equal to one hundred percent (100%) of the Fixed Basic Rent payable by Lessee for the last year of the initial Term.  If the Fixed Basic Rent for the Second Renewal Term has not been agreed to or established prior to the commencement of Second Renewal Term, then Lessee shall pay to Lessor an annual rent (“Temporary Rent”) which Temporary Rent shall be equal to one hundred percent (100%) of the Fixed Basic Rent payable by Lessee for the last year of the First Renewal Term.  Thereafter, if the parties shall agree upon a Fixed Basic Rent, or the Fixed Basic Rent shall be established upon the determination of the fair market rent by the appraiser or appraisers, at a rate at variance with the Temporary Rent (i) if such Fixed Basic Rent is greater than the Temporary Rent, Lessee shall promptly pay to Lessor the difference between the Fixed Basic Rent determined by agreement or the appraisal process and the Temporary Rent, or (ii) if such Fixed Basic Rent is less than the Temporary Rent, Lessor shall promptly pay to Lessee to Lessee’s subsequent monthly installments of Fixed Basic Rent the difference between the Temporary Rent and the Fixed Basic Rent determined by agreement or the appraisal process.

(h)                                 In describing the fair market rent, the appraiser or appraisers shall be required to take into account the rentals at which leases are then being concluded (as of the last day of the initial Term for the First Renewal Term and as of the last day of the First Renewal Term for the Second Renewal Term) (for five (5) year leases without renewal options with the lessor and lessee each acting prudently, with knowledge and for self-interest, and assuming that neither is under undue duress) for comparable space in the Building and in comparable office buildings in the County of Monmouth.

(i)                                     The option granted to Lessee under this Article 54 may be exercised only by Lessee, its affiliates, permitted successors and assigns, and not by any subtenant or any successor to the interest of Lessee by reason of any action under the Bankruptcy Code, or by any public officer, custodian, receiver, United States Trustee, trustee or liquidator of Lessee or substantially all of Lessee’s property.  Lessee shall have no right to exercise this option subsequent to the date Lessor shall have the right to give the notice of termination referred to in Article 13 of the Lease unless Lessee cures the default within the applicable grace period.  Notwithstanding the foregoing, Lessee shall have no right to extend the term if, at the time it gives notice of its election (i) Lessee shall not be in occupancy of at least seventy-five percent (75%) of the Building or (ii) more than twenty-five percent (25%) of the Building shall be the subject of a sublease.

55.                                 SIGNAGE:

Lessor shall, at Lessee’s sole cost and expense, include Lessee’s name and any other names designated by Lessee on the entrance doors to the Building.  The Building shall be named for Lessee or, at Lessee’s option, any affiliate of Lessee and a sign to that effect, reasonably acceptable to Lessor and Lessee shall, at Lessee’s option, be placed on the front of the Building and at the vehicular entrance of the Property.  The rights of Lessee contained in this Section shall also apply to any subtenant of all or substantially all of the Premises.  Except for the signs provided in this Section (a) no other identification signs shall be placed by Lessor outside or on the Building or in the lobby of the Building (other than names on the lessee directory or entrance doors to lessee space) and (b) Lessee shall not place or suffer to be placed or maintain any sign, awning or canopy upon or outside the Premises or in the Building; nor shall Lessee place at the store front any sign, decoration, lettering or advertising matter of any kind without first obtaining Lessor’s written approval and consent in each instance.  All signs shall be of a size, color and design as is reasonably approved in writing by Lessor and maintained by Lessor in good condition, repair and appearance at all times, according to Lessor’s standards and the laws of the municipality having jurisdiction over such signs.  If Lessor shall deem it necessary to remove any sign in order to paint or to make any repairs, alterations or improvements in or upon the Premises or any part thereof, Lessor shall have the right to do so, provided the same be removed and replaced at Lessor’s cost and expense unless having been occasioned by fault of Lessee.  Lessor shall have the right, with or without notice to Lessee, to remove any signs (paper or otherwise) installed by Lessee in violation of this paragraph and to charge Lessee the cost of such removal without liability to Lessee for such removal.  Notwithstanding the foregoing, from and after the Additional Premises Commencement Date, Lessee’s rights hereunder shall only be in effect during such time that Lessee leases at least eighty percent (80%) of the entire Building.  At such time that Lessee does not lease at least eighty percent (80%) of the entire Building, Lessor shall promulgate such reasonable signage rules and regulations as Lessor deems necessary.

56.                                 GENERATOR:

Lessor acknowledges that Lessee, at its sole cost and expense, may install an emergency generator outside of the Building or on the roof of the Building, the exact location of which to be subject to Lessor’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Lessee, at its sole cost, shall be responsible for obtaining any governmental approvals necessary with respect to the installation and operation of the generator.  Lessor shall have no obligation to perform any maintenance or repairs with respect to the generator, the cost of which shall be borne solely by Lessee.

If the generator shall be located on the roof of the Building, the generator shall be properly screened to Lessor’s reasonable satisfaction.  Lessor make no representation of the suitability of the roof of the Building for the installation thereof.  If Lessor’s structural engineer deems it advisable that there be structural reinforcement of the roof in connection with the installation of the generator, Lessor shall perform same at Lessee’s cost and expense and Lessee shall not perform any such installation prior to the completion of any such structural reinforcement.  Lessee, at its sole cost and expense, shall promptly repair any and all damage to the rooftop or to any other part of the Building caused by the installation, maintenance and repair, operation or removal of the generator.  Lessee shall be responsible for all costs and expense for repairs of the roof which result from Lessee’s use of the roof for the construction, installation, maintenance, repair, operation and use of the generator.  All installations made by Lessee on the rooftop or in any other part of the Building pursuant to the provisions of this Article 56 shall be at the sole risk of Lessee, and neither Lessor, nor any agent or employee of Lessor, shall be responsible or liable for any injury or damage to, or arising out of, the generator.  Lessee’s indemnity under Article 33 shall apply with respect to the installation, maintenance, operations, presence or removal of the generator by Lessee.  If the installation of the generator on the rooftop or act or omission relating thereto should revoke, negate or in any material manner impair or limit any roof warranty or guaranty obtained by Lessor, then Lessee shall reimburse Lessor for any loss or damage sustained incurred by Lessor as a result of such impairment or limitation.

EACH PARTY AGREES that it will not raise or assert as a defense to any obligation under the Lease or make any claim that the Lease is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

LESSOR:			LESSEE:
23 MAIN STREET HOLMDEL ASSOCIATES LLC			VONAGE USA INC.

By:	Mack-Cali Texas Property L.P., sole member
By:	Mack-Cali Sub XVII, Inc., general partner

By:	/s/ Mitchell E. Hersh	By:	/s/ John Rego
	Mitchell E. Hersh President and Chief Executive Officer		Name: Title: CFO